As filed with the Securities and Exchange Commission September 1 5 , 2014

Registration No._333-193924

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IIM GLOBAL CORPORATION

 (Exact name of registrant as specified in its charter)

              Delaware

                 7375

                                            46-2069547

                                     State or other jurisdiction        Primary Standard Industrial        (I.R.S. Employer

incorporation or organization

   Classification Code Number)

     Identification Number)

160 E. Lake Brantley Drive

Longwood, Florida 32779

(407) 951-8640

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Douglas Solomon

160 E. Lake Brantley Drive

Longwood, Florida 32779

(407) 951-8640

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate Date of Commencement of proposed sale to the public:      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

☐

Accelerated filed

☐

Non-accelerated filed

☐

Smaller reporting company

☒

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EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form S-1 (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update our registration statement on Form S-1, Registration No. 333-193924 (the “Registration Statement”), which was previously declared effective on August 12, 2014 to (i) include the unaudited condensed consolidated financial statements at June 30, 2014 and for the three and six months then ended and notes thereto included in our Quarterly Report on Form 10-Q for the period ended June 30, 2014, and (ii) update certain other information in the Registration Statement.  No additional securities are being registered under this Post-Effective Amendment.

..

ii

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 1 5 , 2014

IIM GLOBAL CORPORATION

50,573,987 shares of Common Stock offered by selling shareholders at $0.60 per share

This prospectus relates to the offer and sale of 50,573,987 shares of common stock (the “Shares”) of IIM Global Corporation (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters.  The selling shareholders will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 50,573,987.  Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company.  The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.  All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock.  No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.  The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.  The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares.  If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

The date of this prospectus is [    ], 2014

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide information that is different from that contained in this prospectus.  The information contained in this prospectus, any supplement and any document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

IIM Global Corporation, a Delaware corporation (the “Company”), is developing biometric products and solutions for global Government, Enterprise, and Consumer markets.  The Company is planning to focus in two specific technology areas: biometric handheld identification and biometric mobile payment.

The Company is located at 160 E. Lake Brantley Drive, Longwood, Florida 32779.  The Company’s main phone number is (407) 674-2651.

Business

The Company’s objective is to focus on two distinct markets, one being the Government market addressing its security and associated identity management needs and the other the Consumer Mobile Payment market which is looking to define non obtrusive but highly secure solutions used for credit and debit card payments that can incorporate biometric technologies.  To address these markets the Company has invested into patenting ideas and concepts, and is in the process of developing both hardware and software platforms focused to address these specific market requirements.   The Company, however, has not generated any revenues and has not, and may never, develop a marketable product.

In the targeted Government market the Company has invested over $500,000 in the patenting and development of a hardware and software platform based on its own patent filings, which focus on the Intelligent Accessory and Reverse Bluetooth concepts.  This platform was completed as a prototype in 2011, however, as a result of the lack of working capital the Company has not completed the development of a marketable product.  The Company has created a product roadmap for a product it refers to as the Intelligent Housing for Smartphones, which would be created from the HDR Intelligent Accessory platform.  The prototype form factor was completed in May 2014, and the electrical design and embedded software is approximately 30% complete.  The remaining 70% development of the electrical design and embedded software as well as a final production form factor design requires additional funding of $200,000.  The Company expects that upon receipt of this funding, the product would be commercially available for sale in six months.  However, as described elsewhere in this prospectus, the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.  The Company is also working to repackage the handheld solution it provided for the 2012 Presidential Elections in Ghana as a more generic Voter Verification device.  The electronics have been completed, the embedded software is 90% complete and the form factor is in prototype stage.  The completion of a final form factor design would require additional funding of $60,000 and, following the receipt of such funding; the product could be available for the market within approximately two months.  In addition, the Company is also expecting to complete development on two software back-end products.  One that will contain software elements to provide direct interfaces to customer AFIS (Automatic Fingerprint Identification Systems) and various other demographic databases and the other to act as an asset manager solution allowing for the management of the Company’s handheld product’s pairing and end user issuance processes from small scale operations to nationwide institutions or organizations.  The two software products being developed are: gateway server and asset manager server. They are both approximately 50% complete and each will require an additional three months of software development effort at an estimated cost of $25,000 each to become commercialized products.

However, as described elsewhere in this prospectus, the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.

In the Consumer Mobile Payment market the Company has invested over $275,000 in the patenting and developing its biometric wallet hardware and software platform.  The Company has created a laboratory version of this platform in 2010 as a proof of concept. Due to the lack of sufficient working capital, the Company has delayed the further development of this platform and focused its current efforts on the Government market and its associated HDR Intelligent Accessory platform.  The Company estimates that it could create a product from this Mobile Payment platform within 12 months once it has committed funding.  The potential funding required to go from the current stage of development to a final product is estimated to be around $400,000.  However, as described elsewhere in this prospectus the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.

Risks and Uncertainties facing the Company

The Company did not earn revenues during the six months ended June 30, 2014 or the year ended December 31, 2013, respectively, and the Company may experience losses in the near term.  The Company needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved.  In order to expand the Company’s business, the Company would likely require additional financing.  As an early-stage company, management of the Company must continually develop and refine its strategies and goals in order to execute the business plan of the Company on a broad scale and expand the business.

One of the biggest challenges facing the Company will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations.  Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model.  The Company must keep its expenses and the costs of employees at a minimum in an effort to generate a profit from any future revenues that it may generate, of which there are no assurances.  Third, the Company will need to implement effective sales, marketing and distribution strategies to reach the intended end customers.  The Company has devised its initial sales, marketing and advertising strategies, however, the Company will need to continue refinement of these strategies and also skillfully implement these plans in order to achieve initial as well as ongoing and long-term success in its business.  Fourth, the Company will be required to identify, attract, solicit and manage employee talent, which will require the Company to recruit, incent and monitor various employees.

The Company has not yet located the sources of funding to finalize the development of the Company’s products.  If the Company is unable to locate such financing and/or later develop strong and reliable sources of potential customers and a means to efficiently reach buyers and customers, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.

Due to these and other factors, the Company’s need for additional capital, the Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

History

The Company was incorporated in the State of Delaware in September 2011, and was formerly known as Silverwood Acquisition Corporation (“Silverwood” or “Silverwood Acquisition”). In December 2012, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors.  In connection with the change of control, the Company changed its name from Silverwood Acquisition Corporation to IIM Global Corporation.

On August 12, 2013, the Company acquired Innovation in Motion Inc., a Florida corporation (“Innovation in Motion”), in a stock-for-stock transaction (the “Acquisition”).  The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities.  Innovation in Motion was formed in April 2009 in the State of Florida.

Prior to the Acquisition, Silverwood had no ongoing business or operations and was established for the purpose of completing a business combination with target companies, such as Innovation in Motion.  As a result of the Acquisition, Innovation in Motion became a wholly owned subsidiary of the Company.  The Company, as the sole shareholder of Innovation in Motion, has taken over the operations and business plans of Innovation in Motion.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to work with market makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.  See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

SUMMARY OF THE OFFERING

The maximum number of Shares that can be sold pursuant to the terms of this offering is 50,573,987.  The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 50,573,987 Shares (the “Selling Shareholder Shares”).  The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

Common stock outstanding before the offering

160,623,289

Common stock for sale by selling shareholders

50,573,987

Common stock outstanding after the offering

160,623,289

Offering Price

$0.60 per share

Proceeds to the Company

$0

(1) Based on number of shares outstanding as of the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

SELECTED CONSOLIDATED FINANCIAL DATA

The Company had no operations or specific business plan until the Acquisition. As the Company had no operations or specific business plan until the Acquisition, the information presented below is with respect to Innovation in Motion, which was acquired by the Company in August 2013 as a result of the Acquisition.

The statements of operations data for the years ended December 31, 2013 and December 31, 2012, respectively, and the balance sheet data as of December 31, 2013 and at December 2012, respectively, are derived from the audited financial statements of the Company and related notes thereto included herewith.  The statement of operations data for the three and six months ended June 30, 2014 provided below is derived from the unaudited financial statements of the Company and related notes thereto included elsewhere in this prospectus.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$ -	$ -	$ -	$ -
Gross profit	-	-	-	-
Loss from operations	(161,386)	(8,801)	(273,670)	(8,871)
Net loss	$ (183,886)	$ (8,801)	$ (305,720)	$ (8,871)

	Year Ended
	December 31,
	2013	2012

Revenue	$ -	$7,695,067
Gross profit	-	1,194,872
Income Loss) from operations	(971,455)	192,313
Net income (loss)	$ (976,238)	$ 192,313

	June 30,	December 31,	December 31,
	2014	2013	2012
Balance Sheet data	(unaudited)
Cash	$ 20,554	$ 5,349	$ 17,568
Other assets	904,600	543,157	361,749
Total assets	925,154	548,506	379,317
Total liabilities	973,668	291,300	103,608
Total stockholder's equity (deficit)	(48,514)	257,206	275,709

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk.  Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares.  If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer.  In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has generated revenues, but limited profits, to date.

The Company has generated limited profits to date.  The business model of the Company involves significant costs, resulting in a low margin on revenues.  Coupling this fact with operating expenses incurred by the Company, the Company has only generated a small amount of total profits in the past.  The Company hopes that as its business expands that the scale of the enterprise would result in a higher gross margin and net margin.

The Company owes a related party $1.1 million under 15% promissory notes, which mature in January 2015.  We do not currently have the funds to repay these obligations.

The Company owes a company controlled by Mr. Solomon, an executive officer and member of the Board of Directors, an aggregate of $1.1 million under promissory notes, which mature on January 30, 2015.  These notes, which are unsecured and bear interest at 15% per annum, where issued for funds we borrowed for working capital.  The terms of these notes were not negotiated on an arms-length basis and the high interest rate results in increased interests costs to us.  We do not currently have sufficient working capital to repay these obligations when they become due and there are no assurances such necessary capital will become available to us before the maturity date.  If we are unable to repay the obligations at maturity, we expect to request Mr. Solomon extend the maturity dates of these notes.  As such, he is subject to certain conflicts of interest between what is in the best interests of the Company and those of the lender, which he controls with respect to the possible extension of these notes and the renegotiation of repayment terms of these obligations.  Our Board has not adopted any related party policies and there are no assurances that the related party will not request additional concessions from the Company before granting any extension of the maturity dates of the notes. While we expect that Mr. Solomon will exercise his fiduciary obligations to our company, there are no assurances whatsoever that these conflicts of interests will be resolved in our favor.

There can be no assurance that the Company will successfully commercialize its product or sustain market acceptance.

There is no assurance that the Company will ever successfully commercialize its product or that the Company will experience a positive market reception. There is no assurance that the Company’s products or solutions will continue to meet with market acceptance.  Moreover, there is no assurance that these products and solutions will continue to have any competitive advantages. There can be no guarantee that the Company will not lose business to its existing or potential new competitors.

The Company’s independent auditors have issued a report raising a substantial doubt of the Company’s ability to continue as a going concern.

The Company’s independent auditors have issued a comment that unless the Company is able to generate sufficient cash flows from operations and/or obtain additional financing, there is a substantial doubt as to its ability to continue as a going concern.

The Company is an early-stage company with a limited operating history, and as such, any prospective investor may have difficulty in assessing the Company’s profitability or performance.

Because the Company is an early-stage company with a limited operating history, it could be difficult for any investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan.  The Company has limited financial results upon which an investor may judge its potential.  As a company still in the early stages of its life, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early-stage business.  An investor will be required to make an investment decision based solely on the Company management’s history, its projected operations in light of the risks, the limited operations and financial results of the Company to date, and any expenses and uncertainties that may be encountered by one engaging in the Company’s industry.

The Company is an early-stage company and has little experience in being a public company.

The Company is an early-stage company and as such has little experience in managing a public company.  Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business.  Further, the Company may be hampered by lack of experience in addressing the issues and considerations, which are common to growing companies.  If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will need strong third party relationships and partnerships in order to develop and grow its business.  The Company will be substantially dependent on these strategic partners and third party relationships.

The Company expects to incur additional expenses and may ultimately never be profitable.   We will need additional financing which we may not be able to obtain on acceptable terms.  If we cannot raise additional capital as needed, our ability to execute our business plan and grow our company will be in jeopardy.

We do not presently have sufficient capital to fund the completion of the development of our products or to satisfy our obligations as they become due.  Capital is needed not only to fund our ongoing operations and to pay our existing obligations, but capital is also necessary for the effective implementation of our business plan.  Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses.  On June 30, 2014, we had cash on hand of $20,554 and a working capital deficit of $952,549.  We anticipate that we will need $1,850,000 at a minimum to pay our existing obligations, complete development of certain of our products and execute our business plan over the next twelve months.  We will need to raise significant additional capital to fund the future growth of our company, including advertising and marketing, continued investment in sales and product development.  We do not have any firm commitments to provide capital and we anticipate that we will have certain difficulties raising capital given the development stage of our company and the current uncertainties in the capital markets.  Accordingly, we cannot assure you that additional working capital will be available to us upon terms acceptable to us.  If we do not raise funds as needed, our ability to continue to implement our business model and develop and introduce products is in jeopardy and we may never be able to generate any revenues or achieve profitable operations.  In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

The Company is an early-stage company and has a limited history of its operations.  Ultimately, in spite of the Company’s best or reasonable efforts, the Company may have difficulty in generating revenues or attaining or remaining profitable.

The Company’s officers and directors beneficially own a majority of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

The officers and directors of the Company currently beneficially own more than a majority of the Company’s outstanding common stock.  As such, they control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Company has a major shareholder and independent director who owns a company that may pose a conflict of interest.

The majority shareholder and independent director Mr. Andras Vago owned a company called Multipolaris Trading and Manufacturing Limited that dealt in the same Government markets as the Company and was involved in the initial development of the Company’s products.  As of 2013, this company is no longer operational nor is it present anymore in the market.   There are no assurances, however, that Mr. Vago will not enter into future businesses, which may directly or indirectly compete with the Company.  In that event, it is possible that his personal interests will not coincide with those of our Company, which could cause a conflict of interest.  There are no assurances that such conflict, if it should occur in the future, will be resolved to our benefit.

The Company depends on its management team to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel.  In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company's business plan.  The loss of any officer’s services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, and as such would negatively impact the Company's possible overall development.

Government regulation could negatively impact the business.

The Company’s business may be subject to various government regulations in the jurisdictions in which it operates as the Company is pursuing business in numerous countries around the world and, as such, may incur delays in securing contracts and/or delivering contracts due to potential changes being invoked in Foreign and US Government policies regarding the importation and exportation of US based biometric technologies. Due to the security applications and biometric technology associated with the Company’s proposed products, the activities and operations of the Company could become subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies.  If the Company’s proposed products become subject to these license and export control regulations, the Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In that event, the Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

The Company may face significant competition from companies that serve its industries.

The Company may face competition from other companies that offer similar solutions.  Some of these potential competitors may have longer operating histories, greater brand recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company possesses.  These advantages may enable such competitors to respond more quickly to new or emerging trends and changes in customer preferences.  These advantages may also allow them to engage in more extensive market research and development, undertake extensive far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. The Company may not be able to compete successfully, and competitive pressures may adversely affect its business, results of operations and financial condition.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s proposed products over the longer term.  The Company has conducted no marketing studies regarding whether its business would continue to be marketable.  No assurances can be given that upon marketing, sufficient customer markets and business segments can be developed to sustain the Company's operations on a continued basis.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations.  Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations.  Any such liability, which might arise could be substantial and may exceed the assets of the Company.  The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Delaware law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Company has applied for intellectual property and trade secret protection in aspects of its business.  There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.  Further, there is no guarantee that current patents and other intellectual property adequately protect the Company or its business and operations.

The Company is subject to the potential factors of market and customer changes that could adversely affect the Company.

The business of the Company is susceptible to rapidly changing preferences of the marketplace and its customers.  The needs of customers are subject to constant change, as technology needs are as quick to change, as are the businesses of customers.  Although the Company intends to continue to develop and improve its products to meet changing customer needs of the marketplace, there can be no assurance that funds for such expenditures will be available or that the Company's competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts.  The future success of the Company will depend in part on its ability to respond effectively to rapidly changing trends, industry standards and customer requirements by adapting and improving the features and functions of its services.  In the Company’s industry, failure by a business to adapt to the changing needs and demands of customers is likely to render the business obsolete.

The Company is an early-stage organization and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934.  However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.   As described elsewhere herein, at June 30, 2014 we had material weaknesses in our internal control over financial reporting. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company has material weaknesses in its disclosure controls and procedures and internal control over financial reporting which could result in errors in its financial statements in future periods.

At June 30, 2014 the Company reported material weaknesses in its disclosure controls and procedures as a result of continuing material weaknesses in its internal control over financial reporting.  Those material weaknesses related to a lack of sufficient segregation of duties and a lack of sufficient personnel in the accounting function due to the Company's limited resources.  The existence of these material weaknesses in our internal control over financial reporting could result in errors in our financial statements in future periods, which could lead to restatements of those financial statements.  We will need to expand our accounting department and adopt and integrate new procedures and systems in order to remediate these material weaknesses. We do not currently have sufficient funds to undertake these efforts.  Accordingly, we expect to continue to report material weaknesses in our internal control over financial reporting until such time as we are able to undertake the necessary remediation efforts.  Any future restatement of our financial statements could be costly to us, divert management’s time and focus from growing our business and adversely impact investors’ possible confidence in our company.

There is no assurance that the Company will be able to establish or expand its market presence through successful acquisitions.

The ability of the Company to grow through acquisitions (as planned) will depend on a number of factors, including competition for acquisitions, the availability of capital and other resources to consummate acquisitions, and the ability to successfully integrate and train additional staff, including the staff of an acquired company. There can be no assurance that the Company will be able to establish and expand its market presence or to successfully identify suitable acquisition candidates and complete acquisitions on favorable terms.

In addition to facing competition in identifying and consummating successful acquisitions, such acquisitions could involve significant risks, including:

-

difficulties in the assimilation of the operations, services, and corporate culture of acquired companies, and higher-than-anticipated costs associated with such assimilation;

-

over-valuation of acquired companies or delays in realizing or a failure to realize the benefits, revenues, cost savings, and synergies that were anticipated;

-

difficulties in integrating the acquired business into information systems, controls, policies, and procedures;

-

failure to retain key personnel, business relationships, reputation, or clients of an acquired business;

-

the potential impairment of acquired assets;

-

diversion of management’s attention from other business activities;

-

insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to acquisition;

-

the assumption of unknown liabilities and additional risks of the acquired business; and

-

unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of existing operations.

In addition, future acquisitions could materially and adversely affect the Company’s business, financial condition, results of operations, and liquidity. Possible impairment losses on goodwill and intangible assets, or restructuring charges could occur. These risks could have a material adverse effect on the business because they may result in substantial costs to the Company and disrupt its business.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company.  The Company intends to work with market makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so.  If the application for quotation on the OTC Bulletin Board is not successful, the Company may seek to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

Shares of common stock in the Company are subject to resale restrictions imposed by Rule 144 of the Securities and Exchange Commission.

The shares of common stock held by current shareholders are “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities can be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  Shares of the Company’s common stock are subject to Rule 144 resale restrictions, and accordingly, investors are subject to such resale limitations.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development.  Therefore, investors should not expect the Company to pay dividends in the foreseeable future.  As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops.  Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor.  There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share.  If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock, which could impact the liquidity of the Company’s common stock.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

-

be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-

be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd- Frank Act relating to compensation of its chief executive officer;

-

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-

be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. (See “Jumpstart Our Business Startups Act” contained in this prospectus beginning on page 22, for a description of when a company may lose “emerging growth company” status.) The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Company may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

The Company may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Company.  Such an offering may be conducted in parallel with or immediately following this offering.  Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company.  This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 50,573,987 outstanding shares of the Company’s common stock by the holders of those shares.  The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

The selling shareholders will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The Company intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Prior to being listed on a national securities exchange or quoted on the OTC Bulletin Board (or a successor), selling shareholders may sell or transfer their shares in private transactions to other individuals.   At such time, if ever, that our common stock is approved for listing on a national securities exchange or quotation on the OTC Bulletin Board, each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.  The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

Resale of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resale’s of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Resale of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).  The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The selling shareholders will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales, by a combination of these methods or by other means.  The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.  The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 300,000,000 shares of common stock, par value $0.0001, of which 160,623,289 shares are outstanding as of the date of the registration statement, of which this prospectus is a part.

The following statements relating to the capital stock set forth the material terms of the securities of the Company, however, reference is made to the more detailed provisions of the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 50,573,987 shares of common stock for sale to the public by the holders thereof at a price of $0.60 per Share.  The Company is not directly offering any Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

The holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock, which could dilute its current shareholder's share value.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to work with market makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.

The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc.  In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Company.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date.  The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends to common stockholders in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company was incorporated in the State of Delaware in September 2011, and was formerly known as Silverwood Acquisition Corporation (“Silverwood” or “Silverwood Acquisition”).  On August 12, 2013, the Company acquired Innovation in Motion Inc., a Florida corporation (“Innovation in Motion”), in a stock-for-stock transaction (the “Acquisition”).  Innovation in Motion was formed in April 2009 in the State of Florida.

The Company’s independent auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern.  Unless the Company is able to generate sufficient cash flow from operations and/or obtain additional financing, there is a substantial doubt as to the ability of the company to continue as a going concern.

.

As of June 30, 2014, IIM Global had not generated revenues in 2014 and had accumulated a net loss of $1,796,454 since inception.

In August 2013 IIM Global officially entered into a business combination with Innovation in Motion, Inc., a private company operating in two technology fields: the handheld identification market and mobile payment market. Innovation In Motion, Inc. brought a range of state-of-the-art products in these fields and has begun serious market penetration with the sale and placement of units.

IIM Global is further looking to enter into a business combination with other target companies with which IIM Global may effect a business combination thus seeking the perceived benefits of a reporting corporation. Such perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, increasing the opportunity to use securities for acquisitions, providing liquidity for shareholders and other factors. Business opportunities may be available in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities difficult and complex.

In analyzing prospective a business combination, the Company may consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable but which may be anticipated; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors. This discussion of the proposed criteria is not meant to be restrictive of the virtually unlimited discretion of the Company to search for and enter into potential business opportunities.

The search for a target company will not be restricted to any specific kind of business entities, but may acquire a venture which is in its preliminary or development stage, which is already in operation, or in essentially any stage of its business life. It is impossible to predict at this time the status of any business in which the Company may become engaged, whether such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer.

It is anticipated that any securities issued in any such business combination would be issued in reliance upon exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of its transaction, the Company may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, it will be undertaken by the surviving entity after the Company has entered into an agreement for a business combination or has consummated a business combination. The issuance of additional securities and their potential sale into any trading market which may develop in the Company's securities may depress the market value of the Company's securities in the future if such a market develops, of which there is no assurance.

While the terms of a business transaction to which the Company may be a party cannot be predicted, it is expected that the parties to the business transaction will desire to avoid the creation of a taxable event and thereby structure the acquisition in a tax-free reorganization under Sections 351 or 368 of the Internal Revenue Code of 1986, as amended.

THREE AND SIX MONTHS ENDED JUNE 30, 2014 COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net Revenues	$ -	$ -	$ -	$ -
Cost of sales	-	-	-	-
Operating Expenses:
Depreciation and amortization	11,891	-	23,516	-
General and administrative	149,495	8,801	250,154	8,871
Total operating expenses	161,386	8,801	273,670	8,871
Loss from operation	(161,386)	(8,801)	(273,670)	(8,871)
Total other income (expense)	(22,500)	-	(32,050)	-
Net income (loss)	$ (183,886)	$ (8,801)	$ (305,720)	$ (8,871)

Six Month Period Ended June 30, 2014

Revenues

During the six month period ended June 30, 2014 and for the prior fiscal year we had no revenue

Depreciation and amortization expense.  For the six months ended June 30, 2014, depreciation and amortization expense was $23,516 as compared to $0 for the six months ended June 30, 2013.  The increase in depreciation and amortization expense is due to the reverse merger of Innovation In Motion and investments in further developing the HDR Intelligent Accessory Platform.

General and Administrative Expenses. For the six months ended June 30, 2014 general and administrative expenses were $250,154 as compared to $8,871 for the six months ended June 30, 2013, an increase of $241,293. For the six months ended June 30, 2014 and 2013 general and administrative expenses consisted of the following:

	Six Months Ended	Six Months Ended
	June 30, 2014	June 30, 2013
Occupancy	$22,899	$-
Employee compensation	65,913	-
Professional fees	125,956	6,539
Internet/Phone	8,715	-
Travel/Entertainment	5,104	563
Marketing	8,143	-
Other	13,424	1,769
	$250,154	$8,871

•	For the six months ended June 30, 2014, Occupancy expense increased to $22,899 as compared to $0.

•	For the six months ended June 30, 2014, salaries and related expenses increased to $65,913 as compared to $0.

•	For the six months ended June 30, 2014, Professional fee expense increased to $125,956 as compared to $6,539.

•	For the six months ended June 30, 2014, travel and entertainment expense increased to $5,104 as compared to $563.

•	For the six months ended June 30, 2014, marketing expense increased to $8,143 as compared to $0.

•	For the six months ended June 30, 2014, Internet and Telephone expense amounted to $8,715 as compared to $0 for the six months ended June 30, 2013.

•	For the six months ended June 30, 2014, Other expense amounted to $13,424 as compared to $1,769 for the six months ended June 30, 2013.

Three Month Period Ended June 30, 2014

During the three months ended June 30, 2014 and for the prior fiscal year we had no revenue.

General and administrative expense. For the three months ended June 30, 2014, general and administrative expenses were $149,503 as compared to $8,801 for the three months ended June 30, 2013, an increase of $140,702. For the three months ended June 30, 2014 and 2013 general and administrative expenses consisted of the following:

	Three Months Ended	Three Months Ended
	June 30, 2014	June 30, 2013
Occupancy	$10,904	$-
Employee compensation	48,955	-
Professional fees	76,100	6,469
Internet/Phone	4,355	-
Travel/Entertainment	3,566	563
Marketing	3,395	-
Other	2,220	1,769
	$149,495	$8,801

•	For the three months ended June 30, 2014, Occupancy expense increased to $10,904 as compared to $0.

•	For the three months ended June 30, 2014, salaries and related expenses increased to $48,955 as compared to $0. The increase is due to increased headcount.

•	For the three months ended June 30, 2014, Professional fee expense increased to $76,107 as compared to $6,469.

•	For the three months ended June 30, 2014, travel and entertainment expense increased to $3,566 as compared to $563.

•	For the three months ended June 30, 2014, marketing expense increased to $3,395 as compared to $0.

•	For the three months ended June 30, 2014, Internet and Telephone expense amounted to $4,356 as compared to $0 for the three months ended June 30, 2013.

•	For the three months ended June 30, 2014, Other expense amounted to $2,220 as compared to $1,769 for the three months ended June 30, 2013.

 Discussion of the Year ended December 31, 2013

The Company generated no revenues during the year ending December 31, 2013.

The Company had an operating loss and net loss during the year ending December 31, 2013 of $971,455 and $976,238, respectively.

For the year ended December 31, 2013, the Company used $900,592 of cash in its operations.

The Company did not incur any capital expenditures during the year ended December 31, 2013.  However, the Company incurred cash outflows from investment in intangible assets in the amounts of $231,860 during the year ending December 31, 2013.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financial in order to develop and implement its business plan and proposed operations.  If the

Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

Discussion of the Year ended December 31, 2012

The Company generated revenues of $7,695,067 during the year ended December 31, 2012.

During the year ended December 31, 2012, the Company posted operating income and net income, respectively, of $192,313, and 192,313.

For the year ended December 31, 2012, the Company generated $180,202 of cash in its operations.

The Company incurred expenditures from investments in intangibles during the year ended December 31, 2012 in the amount of $102,203.

Liquidity and Capital Resources

As of June 30, 2014, we had total current assets of $21,199 and we had total current liabilities of $973,668.

Operating activities used $173,220 in cash for the six months ended June 30, 2014, as compared to using $263,242 in cash for the six months ended June 30, 2013. Our net loss of $305,720 for the six months ended June 30, 2014, was offset by depreciation and amortization expense of $23,516, and a decrease in other assets of $112,000, offset by a decrease in accounts payable of $3,006.  Investing activities for the six months ended June 30, 2014 totaled $496,960, and included the purchase of fixed assets of $419,266, and the investment in intangible assets of $77,694.  Financing activities for the six months ended June 30, 2014 totaled $685,385, and was comprised of notes payable.

As of June 30, 2014 we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. At June 30, 2014 we had a working capital deficit of $952,469, which is primarily attributable to amounts due a related party which were advanced to us for working capital.  At June 30, 2014, the Company owed a company controlled by Mr. Solomon, an executive officer and member of the Board of Directors, an aggregate of $930,000 under 15% promissory notes which mature on January 30, 2015.  Subsequent to June 30, 2014, we borrowed an additional $200,000 from this related party under the same terms and conditions.  We do not currently have sufficient working capital to repay these obligations when they become due and there are no assurances such necessary capital will become available to us before the maturity date.  If we are unable to repay the obligations at maturity, we expect to request Mr. Solomon extend the maturity dates of these notes.   The success of our business plan is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. The existence of the obligations under the 15% promissory notes may make it more difficult for us to raise capital as potential equity investors and lenders may be reluctant to commit capital to our company if a portion of those funds were to be used to repay these related party obligations.   Our failure to obtain financing would have a material adverse effect on our business.

Material Weaknesses in our Disclosure Controls and Procedures and our Internal Control over Financial Reporting

As a public company, we are required to maintain disclosure controls and procedures as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934.  Effective disclosure controls and procedures ensure that the information relating the Company, required to be disclosed in our Securities and Exchange Commission reports, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to our management to allow timely decisions regarding required disclosure.  In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934.  Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  At June 30, 2014, we reported material weaknesses in our disclosure controls and procedures as a result of continuing material weaknesses in our internal control over financial reporting.  The Company's management has identified material weaknesses in its internal control over financial reporting related to the following matters:

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a lack of sufficient segregation of duties. Specifically, this material weakness is such that the design over these areas relies primarily on defective controls and could be strengthened by adding preventative controls to properly safeguard Company assets; and

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a lack of sufficient personnel in the accounting function due to the Company's limited resources with appropriate skills, training and experience to perform certain tasks as it relates to financial reporting.

The Company plans to mitigate the segregation of duties issues by implementing additional accounting systems and hiring additional personnel in the accounting department, strengthening cross approval of various functions including quarterly internal audit procedures where appropriate, and improving the effectiveness of the accounting group by continuing to augment existing resources with additional consultants or employees to improve segregation procedures and to assist in the analysis and recording of complex accounting transactions. The Company estimates the costs to remediate these material weaknesses will be approximately $25,000 for the initial accounting system upgrades and an approximately $250,000 annually for the additional personnel costs.  Once we invest these funds, we expect that our remediation efforts will be completed within 60 to 90 days.  The Company’s ability, however, to undertake these remediation efforts is dependent upon either generating consistent revenues at a level which is sufficient to funds the costs associated with the remediation efforts or raising additional working capital to pay these costs.  Until such time as we have sufficient capital to fund these remediation efforts, it is likely we will continue to report material weaknesses in our disclosure controls and procedures and internal control over financial reporting.  These material weaknesses make it more likely that there will be undetected errors in our financial statements in future periods.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is deemed by our management to be material to investors.

Contractual Obligations

None.

Seasonal Aspects of the Business

There are no seasonal aspects of the business that have a material effect on the financial condition or results of the operation.

Recent Accounting Policies

The recent material accounting policies that may be the most critical to understanding of the financial results and conditions are discussed in Note 2 of the unaudited financial statements.

OUR BUSINESS

The Company is developing biometric products and solutions for global Government, Enterprise, and Consumer markets.  The Company is planning to focus in two specific technology areas: biometric handheld identification and biometric mobile payment.  The Company’s objective is to focus on two distinct markets, one being the Government market requiring solutions for addressing its security and associated identity management needs and the other the Consumer Mobile Payment market which is looking to define non obtrusive but highly secure solutions used for credit and debit card payments that can incorporate biometric technologies.  To address these markets the Company has invested into patenting and developing both hardware and software platforms focused to address these specific market requirements.

Management believes that one of the advantages of the Company’s platform approach is that the platforms could be leveraged to support a wide variety of vertical markets in both the Government and Mobile Payment space and could be easily adapted to new markets requiring low cost and configurable solutions.  These vertical markets are as an example border control, public safety, enterprise security and asset management, seaports, small business inventory management, military and banking (identity verification).  There are no assurances, however, that management’s beliefs are correct.

The Company, however, has not completed development of a marketable product and needs to raise substantial additional capital to complete these efforts.

The Company’s Expected Presence in the Market

Subject to the availability of additional capital and the completion of the development of marketable products, the Company plans to grow organically through sales and marketing of its products and development of new and improved products.  In addition, the Company plans to explore acquisition opportunities as a means to foster and accelerate its growth.

To ensure its HDR Intelligent Accessory technology is properly positioned in the market once the product is introduced, the Company is has established a worldwide indirect distribution channel consisting of Systems Integrators and Value Added Resellers. To date the Company has proposed solutions to these integration partners and distributors using this technology for a number of opportunities around the world.  Specifically, the Company has set up a “live” demonstration system for a value-added reseller in Latin America, and has sent a prototype for its next generation product using this platform to an integrator in Africa.

With regards to its Mobile Payment solution the Company is conducting preliminary, pre-product introduction marketing of its Mobile Payment Platform called SRIO to companies which provide both credit card processing solutions, as well as closed system remittance solutions.

Governmental Regulations

The Company does not need or require any approval from government authorities or agencies in order to operate its regular business and operations.  However, it is possible that any proposed expansion to the Company’s business and operations in the future would require government approvals.

Due to the security applications and biometric technology associated with the Company’s proposed products, the activities and operations of the Company could become subject to license restrictions and other regulations, such as (without limitation) export controls and other security regulation by government agencies.

Products

In the Government market the Company has invested over $500,000 in the patenting and the ongoing development of a hardware and software platform based on its own patent filings, which focus on the Intelligent Accessory and Reverse Bluetooth concepts.  Management believes that this platform will allow the Company to create handheld biometric products that allow for customers to benefit from the latest Smartphone and Tablet technologies while at the same time ensuring the stability of having all of the drivers, algorithms and security policies contained in a fully integrated Intelligent Accessory. As a result of this strategy and financial investment, in 2012 the Company was selected to provide over 33,000 handheld Voter Verification terminals for the Presidential Elections in Ghana Africa.  This contract was successfully delivered in December 2012 and the related warranty period completed in December 2013. The Company is seeking to continue to invest in this Government hardware and software platform and as a result, subject to the availability of additional capital, is nearing completion in the development of its next generation of the Voter Verification terminal, as well as new handheld products that can incorporate the latest Android and Windows Smartphones and Tablets providing what it hopes will be a new small form factor and low cost solution to field based Biometric and Demographic Enrolment as well as handheld document and individual verification.  As described elsewhere herein, however, the completion of these products is dependent upon the Company raising additional capital and it presently has no firm commitments for this capital.

The Company is working on developing what it believes to be a cost effective and distinctive handheld “Configurable Intelligent Accessory” platform called HDR for the identification market.  We believe that the product will be distinctive due to the fact it will appear as an accessory to an existing communications or computing device, but in operational terms will be a fully integrated device running its own operating system and processing all secure information independently. We believe that this approach would make the product cost effective as well because the man-machine interface as well as the wireless communications will be provided by a standard off the shelf device such as a Smartphone, Tablet or even Laptop Computer.  As the Company’s Intelligent Accessory will focus only on the machine-readable peripheral support and secure database management, it will allow it to be priced at what we believe will be well below a competitive product that has to be designed with all the parameters included.  We expect that this platform will be is designed to complement, not replace, existing communications and computing products utilized in this market by providing a configurable machine-readable input and secure data processing and storage intelligent accessory. By being an open platform solution and not a closed architecture product, our goal is that the HDR Intelligent Accessory will become the enabling platform for thousands of applications and applications developers.  The open platform-enabling element is in the fact that third party developers will be able to produce unique applications on standard Android or Windows OS based devices and not on a special hardware and software platform unique to a specific company.  We expect to provide the applications developers an SDK for interfacing their applications to the Company’s HDR Intelligent Accessory.

Being a “Configurable” platform the HDR Intelligent Accessory could be purchased with the following combination of machine-readable inputs:

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OCR Swipe (Passports, ID Cards, etc.)

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1D and 2D Barcode

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Contactless RFID ISO 14443

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Contact Chip Reader

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Gen2 EPIC1 Contactless Reader/Writer

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Single Finger Scanner (Capacitive or Optical Configurations)

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5 MP Camera (Facial Mug-shot, License Plate Capture)

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White and UV Torch Light

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Removable Micro-SD Card

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Magnetic Stripe Reader

We believe that one of the advantages of this platform HDR Intelligent Accessory approach will be that a single product could support a wide variety of vertical markets based on the application software that is used, such as:

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Border Control

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Public Safety

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Enterprise Security and Asset Management

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Seaports

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Small Business Inventory Management

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Voter Registration and Verification

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Military

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Banking (Identity Verification)

In addition, the Company is also expecting to complete development on two software back-end products.  One that will contain software elements to provide direct interfaces to customer AFIS (Automatic Fingerprint Identification Systems) and various other demographic databases and the other to act as an asset manager solution allowing for the management of the Company’s handheld product’s pairing and end user issuance processes from small scale operations to nationwide institutions or organizations.  The two software products being developed are: gateway server and asset manager server. They are both approximately 50% complete and each will require an additional three months of software development effort at an estimated cost of $25,000 each to become commercialized products.

The prototype form factor was completed in May 2014, and the electrical design and embedded software is approximately 30% complete.  The remaining 70% development of the electrical design and embedded software as well as a final production form factor design requires additional funding of $200,000.  The Company expects that upon receipt of this funding, the product would be commercially available for sale in six months.  However, as described elsewhere in this prospectus, the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.

As a result of the Ghana Presidential Elections contract in 2012 the Company created a low cost Linux OS version of its HDR Intelligent Accessory platform that could be marketed for the global Voter Verification Market.  This product would be designed to provide Systems Integrators the solution for an easy to use, reliable biometric handheld device that could be easily deployed during Governmental elections. The electronics have been completed, the embedded software is 90% complete and the form factor is in prototype stage.  The completion of a final form factor design would require additional funding of $60,000 and, following the receipt of such funding, the product could be available for the market within approximately two months.  However, as described elsewhere in this prospectus, the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.

The Company is also looking at leveraging its HDR Intelligent Accessory platform to introduce a product designed to address a niche market of On the Shelf Inventory Management.  This market differs from the traditional warehouse inventory control, as it requires devices which can enable the rapid and accurate counting of individual items on the shelves of retail merchants.  The Company’s product would provide a special form factor and large, easy to navigate alpha/numeric keyboard, combined with all the functionality normally found in a handheld barcode-scanning device to achieve this objective. The product requirements and high level design has been completed on this potential product.  However based on its current prioritization of resources the Company is not planning on developing this into a commercialized product that would be available for sale in the market in the foreseeable future.

To address a need for a fixed location Multi-Modal biometric enrollment and verification product, the Company has also has engaged a manufacturing partner to develop a new Multi-Modal Biometric Kiosk with a large touch screen LCD capable of capturing Facial Images, IRIS, 4-4-2 Slaps and Rolled Fingerprints, Digital Signature, along with other peripheral capabilities such as barcode capture, magstripe capture all in a fully enclosed rugged steel housing that meets ADA (American Disabilities Act) requirements.  The first final production unit was delivered to the Company in June 2014.

In the Consumer Mobile Payment market the Company has invested over $275,000 in the patenting and initial development its biometric wallet hardware and software platform.  This platform called SRIO will allow for the creation of a biometric mobile payment instrument that is not dependent on a Smartphone or any other communications device.  It would allow for Consumers to securely store their credit cards as well as other types of cards directly in a small biometric Android powered device without the use of any Cloud computing platforms. The main advantages of this platform would be that no card data ever has to be stored outside the custody of the actual cardholder and that this solution would not be dependent on any third party wireless carriers, or Internet service providers so no new outside third party transaction costs would be involved.  The SRIO is expected to be a small, Android OS powered biometric wallet that will be a standalone device capable of meeting PCI compliance requirements for the secure storage and processing of credit card transactions using NFC technology coupled with the fingerprint authentication of the user.

The SRIO could be utilized in open and closed payment platforms, and there would be no need to partner with mobile operators, phone manufacturers or others in order to implement the solutions. The SRIO could also store all credit/loyalty/membership/cards on the device, so a user’s information would be readily accessible at all times.

The Company has created a laboratory version of this platform in 2010 as a proof of concept. Due to the lack of sufficient working capital, the Company has delayed the further development of this platform and focused its current efforts on the Government market and its associated HDR Intelligent Accessory platform.  The Company estimates that it could create a product from this Mobile Payment platform within 12 months once it has committed funding.  The potential funding required to go from the current stage of development to a final product is estimated to be around $400,000.  However, as described elsewhere in this prospectus the Company does not have any commitments for this additional capital and there are no assurances it will ever be available to it.

Pricing

The expected retail list price for HDR Intelligent Accessory products are presently expected to range from $850 to $1,850 based on the configuration of the features and functionality of the product.  The Voter Verification product is expected to have a retail price in the range of $300 - $350 based on the required configuration.  The Inventory Management product is expected to be retail priced in the range of $1,000 - $1,200 depending on required configuration. The Multi-Modal Biometric Kiosk is expected to have a retail price in the range of $13,500 – $17,500 depending on the required configuration.  The expected retail list price for SRIO products are expected to be $100 or less.

Competition

The technology industry is characterized by rapid change and new entrants.  The Company will need to consistently develop and improve products in order to remain competitive in the technology industry.

Several product competitors exist for the Company’s products, including Morphoident, Cogent Bluecheck II, Cogent MI2, Crossmatch Rapid ID and others.  In general, these products will compete with the HDR Intelligent Accessory platform and are twice as expensive as the expected price point for the Company’s products.  In the SRIO product line, the closest competitor is Google Nexus 4, which is three times or more the expected cost of the Company’s product.

In general, the technology industry is characterized by rapid change and product development.  While the Company will take steps to protect and maintain its intellectual property, there is no guarantee that such intellectual property protection can safeguard against changes and innovation that characterize the high-technology industry.

In addition, it is possible that larger technology companies could develop competing technology and products.  These larger organizations typically have larger budgets, more resources and the ability to quickly hire talented personnel to develop and commercialize new products.  There are no assurances the Company will ever be able to compete in its target markets.

Strategic Partners and Suppliers

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success.  The Company hopes to work with several strategic partners in important areas of its business and operations.  Currently, the Company has several strategic partners (noted below) and hopes to foster additional such relationships.  The Company believes that the most important strategic partnerships will be expanded relationships that it can form with its existing customers.  The Company’s management believes that adding more value to existing clients is the most efficient and useful route to building the Company’s business in a very competitive industry.

A key supplier of the Company will be is Flextronics, an outsourced contract manufacturer.  Pursuant to the Company’s relationship with Flextronics, the Company expects it will be able to obtain assembly and manufacturing of parts and products via Flextronics’ manufacturing capabilities.

The Company has a relationship with Coppernic SAS based in France.  The parties began their relationship in July 2012 through entry into a supply contract whereby the Company supplied biometric verification devices to Coppernic SAS for the 2012 Ghana election.  The supply contract with Coppernic SAS was fulfilled upon warranty completion in December 2013.

The Company has a relationship with CenPos, Inc. related to payment processing gateway technology and services.  The parties entered an agreement in November 2009 pursuant to which the Company utilizes certain services and functions provided by CenPos, Inc.

The Company was a party to a joint development agreement with Multipolaris Trading and Manufacturing Limited (“Multipolaris”) of Budapest, Hungary.  Pursuant to the joint development agreement, the Company and Multipolaris developed technology and solutions together on an equal basis.  This joint development agreement has been terminated as a result of the closure of the Mulitpolaris in January 2013.  All of the work products and IP created as a result of this agreement has been provided to the Company.

In the area of quality processing and control, the Company has developed a strong relationship with CMTEC Solutions of Singapore.  Pursuant to the agreement of the parties in January 2010, CMTEC Solutions was to provide manufacturing and engineering quality control and oversight for the assembly of the Company’s products.  The agreement has a term of 12 months that renewed each year, unless one of the parties terminates prior to renewal.  Under the agreement, CMTEC Solutions received a minimum fee of $2,500 per month from the Company, plus has eligibility to receive bonuses and commissions.  As a result of the Manufacturing Agreement being put in place with Flextronics Corporation, the services of CMTEC were no longer required; hence this agreement was terminated as of 12/2/2010.

The Company has partnered with two firms with respect to accounting and finance services.  First, the Company entered into an arrangement with Nperspective to provide finance and CFO services to the Company.  This agreement was executed in October 2012 and expired one year from then.  Second, the Company entered into an accounting and business consulting services agreement with IN2IT Advisors in January 2013.  Per this agreement, the Company receives such services from IN2IT Advisors at the rate of $150.00 per hour.

Sales and Distribution Agreements

The Company has established business relationships with sales agents, distribution partners and others so that once its products are available these companies will promote and sell the Company’s products worldwide.  The following are among the Company’s sales and distribution partners (with whom the Company has agreements):

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Acumen Telecommunicacionies S.A. de C.V.; located in Mexico; relationship since October 2010

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AITS and Biometrics Consulting, Inc.; relationship since August 2011

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Artemis; located in France; relationship since December 2011

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Artemis; located in South America; relationship since November 2011

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Best Tech Link, S.L.; located in Madrid, Spain

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Llacom S.A. de CV; located in Mexico

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Ofimarket LTDA; located in Columbia; relationship since March 2011

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Peter Gonzalez; located in Costa Rica; relationship since May 2011

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Preferred IT Service, S.A.; located in Costa Rica; relationship since July 2011

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Richard Gallano; located in Spain; relationship since May 2011

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Security Printing Consulting AG; Switzerland; relationship since December 2010

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Smart Identity Devices Private Limited; located in India; relationship since June 2011

Marketing and Sales

The Company has conducted limited advertising and marketing to date.  The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use in order to grow its business and expand its customers.  The Company eventually anticipates a significant budget and need for marketing activities.  The primary focus of marketing campaigns will be designed to help the Company find new customers and to increase awareness of the Company’s products and platform.

The Company expects that its sales team will work closely with the marketing team to convert prospects into new customers. The sales team will be structured to align with target markets based on territory and customer patterns.

Research and Development

On April 1, 2013, the Company entered into an engineering contract for the hardware and software development of its next generation HDR device called the HDR+.  The device was expected to be used by government and enterprise customers to capture all forms of machine-readable data as well as the facial and fingerprint biometric information of persons. The total development costs for HDR+ would have amounted to $430,000. As of December 31, 2013, the Company had paid $44,000 in cash, which has been recorded as research and development expense.  Due to slippages in the development deliverables and lack of proper documentation being supplied, the Company terminated this agreement on November 11, 2013.

The Company decided to refocus its research and development on its next generation of HDR Intelligent Accessory platform instead of a developing the new HDR+.  To achieve this it has contracted a Mechanical Designer and H/W and Embedded S/W Engineer to complete this task.  . As described above, the project is 30% completed to date and will require an additional approximately $200,000 to productize into a device that can be marketed to Government, or Enterprise potential customers.  The Company is also working to repackage the handheld solution it provided for the 2012 Presidential Elections in Ghana as a more generic Voter Verification device.  The completion of a final form factor design would require additional funding of $60,000 and, following the receipt of such funding; the product could be available for the market within approximately two months.   The Company estimates that it could create a product from this Mobile Payment platform within 12 months once it has committed funding.  The potential funding required to go from the current stage of development to a final product is estimated to be around $400,000. In addition, the Company is also expecting to complete development on two software back-end products.  One that will contain software elements to provide direct interfaces to customer AFIS (Automatic Fingerprint Identification Systems) and various other demographic databases and the other to act as an asset manager solution allowing for the management of the Company’s handheld product’s pairing and end user issuance processes from small scale operations to nationwide institutions or organizations.  The two software products being developed are: gateway server and asset manager server. They are both approximately 50% complete and each will require an additional three months of software development effort at an estimated cost of $25,000 each to become commercialized products.  However, as described elsewhere in this prospectus the Company does not have any commitments for any of this additional capital and there are no assurances it will ever be available to it.

The Company in 2014 has also started to utilize the services of a Kiosk manufacturer, Slabb Inc. for the production of a Multi-modal Biometric Enrolment and Verification Kiosk.  No formal agreement is in place, beyond a standard Non-Disclosure

Agreement and the Company can utilize these services on an as needed basis.   The Company has purchased the first final production Multi-Modal Biometric Kiosk from this manufacturer in May 2014 and has received delivery of the unit in June 2014.

Revenues and Losses

The Company had no revenues during the three and six months ended June 30, 2014 and 2013, respectively.  The Company had no revenues during the year ended December 31, 2013, as compared to revenues of $7,695,067 in the year ended December 31, 2012.

The Company had a net loss of $305,720 for the six months ended June 30, 2014, as compared to a net loss of $8,871 for the six months ended June 30, 2013.  The Company had a net loss of $976,238 during the year ended December 31, 2013, as compared to net income of $192,313 in the year ended December 31, 2012.

Equipment Financing

The Company has no existing equipment financing arrangements.

Employees

The Company presently has approximately three employees and approximately five full-time consultants.  None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

Property

The Company’s headquarters are located in Longwood, Florida. The location consists of over 3,500 square feet.  The facility is fully furnished with computers, phone systems, Internet, and break rooms to accommodate up to 25 employees.  The building was acquired by the Company on May 31, 2014 at a cost of $430,000.  The note for the purchase of this property, which is secured by the facility, bears interest at the rate of 15% per annum and principal and interest is currently due in January 2015.

Previous to its acquisition, the Company had entered into a lease with an option to purchase the building, on October 23, 2013.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its officers:

Name	Age	Position	Year Commenced
David S. Jones	59	Director	2012
Douglas Solomon	58	Chief Executive Officer, President, and Director	2013
Thomas Szoke	50	CTO and Director	2013
Andras Vago	63	Independent Director	2013
Haraldo Artmann	57	Independent Director	2013

David S. Jones

David S. Jones served as Chief Executive Officer, President, Secretary and Treasurer of the Company until August 2014, and is a Director of the Company.  Mr. Jones has been in global business management in all regions of the world including global management of company personnel and contractor/partner relationships.  He has served as a board member on joint ventures operating in Beijing, China, Bangalore, India and Perth, Australia.  He has served and managed sales, field service, managed service, systems integration and professional service, marketing, finance, engineering, business development and other areas with a particular expertise in global services, strategic partnerships and joint venture management.  From 1986 through 2007, Mr. Jones worked for Motorola, Inc. with various systems, operations and development positions retiring as Vice President for Global Service Delivery Operations responsible for the global delivery of all technical call centers, network operations centers, secure operation center, technical training and services business development.  He served as a board member for the joint venture between Motorola and WiPro in Bangalore, India, Motorola and ERG in Perth, Australia and Motorola and a Local Manufacturer in Beijing, China.

From 2007 to 2010, Mr. Jones was Vice President and General Manager for Intermec Technologies, Inc.’s Global Services Division in Everett, Washington.  Mr. Jones was responsible for Intermec's global services business including margin improvement and revenue growth, sales, third party services, marketing, finance, call centers, parts sales and professional services.  From 2010 to 2011, Mr. Jones served in a consultant capacity to large and small manufacturers trying to enter or improve their services position in the market. And in 2011 Mr. Jones joined Innovation in Motion Inc. as President & CEO, which has grown from a start-up in 2009 to a pre-tax revenue of $7.7 million.  Mr. Jones received his Bachelor of Science degree in Civil Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana and his Masters in Business Administration degree from Baldwin Wallace College in Berea, Ohio.

Douglas Solomon

Douglas Solomon serves as Chief Executive Officer, President and a Director of the Company.  Mr. Solomon is the co-founder of ID Solutions Inc., and has over 30 years of hands-on experience in the management and operations of high-tech international corporations and their subsidiaries. His experience includes over 18 years in international sales and marketing within the high-tech industry. Prior to founding ID Solutions, Douglas held various positions as President and/or CEO of various US-based and international companies. His experience and responsibilities include every aspect of running a business, people management, financial controls, resource planning and expansion/growth strategy of the company and its stakeholders. As a graduate of the University of the Witwatersrand, he started his career with Hewlett Packard in South Africa in 1979 and in 1985 left HP to start one of the largest HP OEM’s in Africa, under the banner of the then publicly traded “Square One Solutions Group”. In partnership with various local and international companies, Douglas has been instrumental in establishing a beachhead for numerous new ventures in a variety of high-tech focused opportunities.

Thomas Szoke

Thomas R. Szoke serves as Chief Technology Officer and a Director of the Company.  Mr. Szoke has over 25 years of engineering, global sales and operations management as well as extensive field experience and is one of the founding members of Innovation In Motion, Inc., founded in April of 2009, and was the Chief Operating Officer of Innovation In Motion Inc., which was merged into IIM Global Corporation in August of 2013. Tom pioneered the concept and development and is the inventor of IIM Global Corps HDR Intelligent Accessory product lines, which was the technological basis for IIM Global Corps Inventory Control Handheld (ICH) and Handheld Voter Registration Device used in the Ghana elections in 2012. He is also the visionary behind the tested concept of IIM Global Corps SRIO Mobile Payment Solution.

Mr. Szoke is recognized as an expert and visionary in his field. He is one of a kind when it comes to navigating and dealing with the complexities between technology, new product development and business. Tom has over 25 years in the high tech industry with a variety of technology companies, over 21 years of global business operations experience and global sales experience and over 5 years of experience in small business management.

Mr. Szoke spent 23 years with Motorola, Inc. gaining experience in field and product engineering, systems integration, program management and sales. Mr. Szoke was the Country Manager for Hungary for all of Motorola, Inc. Mr. Szoke also possesses 10 years of experience in the Biometrics Industry in management, sales, partnership development and technology/engineering development.  Mr. Szoke is a degreed Electrical Engineer and is fluent in English and Hungarian.

Andras Vago

Andras Vago serves as an Independent Director of the Company.  Since 1989, Mr. Vago has been the Founder, CEO and Managing Director of Multipolaris, based in Budapest, Hungary. Mr. Vago was also one of the Founders of Innovation In Motion, Inc., which was merged into IIM Global Corp in August 2013. Mr. Vago has over 30 years of technical system development, technical system deployment and global executive management experience. His areas of expertise include manufacturing, delivery and installation of digital telephone and complex nation-wide information systems. Mr. Vago is an experienced systems integrator and provides the planning, development, supply, operation, servicing, maintenance and training on complex IT and communication networks and the integration of special surveillance systems.

Mr. Vago also focuses on the technology for the development and production of plastic or paper based security documents such as passports, national ID cards and personal and identification control mediums. Since 1997 Multipolaris has produced more than 130 million security documents including ID cards and passports. In 2004 Mr. Vago started a subsidiary company, Multicard Ltd., which is 100% owned by Mr. Vago, and manufactures a wide variety of plastic cards including bank cards, club, loyalty, traveler, membership, customer, access control, ID, VIP motorway tool and chip cards.

Mr. Vago also possesses knowledge in Marketing from the Hungarian Aluminum Industry Trust. He also possesses a background in Import/Export knowledge and experience during his career at the Machine Export Company, the Chemical Machine and Equipment Export and Import Company and was head of exporting at Chemical Machine and Equipment Export and Import Company, “Chemocomplex”.

Mr. Vago is a degreed Engineer graduating from the College Faculty of Metallurgy of the Technical University of Heavy Industry in Miskolc. Mr. Vago also possesses a degree in the Economic Expert Branch of the Faculty of International Economic Relations from the University of Economics “Karl Marx” in Budapest, Hungary. Mr. Vago is fluent in Hungarian, German, Italian and English.

Haraldo Artmann

Mr. Artmann serves as an Independent Director of the Company.  He is a successful entrepreneur and a lawyer with extensive knowledge and experience in the Government and Private Sector in Brazil and other South American countries.  He is the founder and President of Audifone Brazil, an electronic company established in 1988 that specializes in the manufacturing and distribution of hearing aids in Brazil and throughout South America With over 70 employees and an extensive Affiliate distribution network including several company owned retail stores the company achieved annual sales in excess of $15 million US dollars.

Haraldo currently is expanding his Brazilian private sector business into the United States. He is in the process of developing a distribution network for his highly successful battery product line “WPOWER” of alkaline batteries, hearing aids batteries and Lithium batteries.  In 1983 he graduated with a Law Degree from the Universade Sao Francisco de Assis in Brazil, becoming an active Lawyer in the areas of Commerce, Bankruptcy, and Real Estate Law and continues to remain a registered member of the Brazilian Lawyers Bar Association. He also holds a Degree in International Commerce and diplomatic relationship from Faculdade de Comercio Exterior in Curitiba, Brazil and as a member of the Rotary Club he was involved in many humanitarian activities throughout Brazil.  As a hobby Haraldo enjoys flying his own plane and holds a Commercial Pilots License in Brazil and is currently working on his USA license.  Haraldo and his family reside in the Orlando area.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company.  The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly.  Based on this review, the board has determined that there are two (2) independent directors, namely Andras Vago and Haraldo Artmann.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings of a material nature in which the Company is a party.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

SUMMARY COMPENSATION TABLE

							Nonqualified
						Non-Equity	Deferred	All
Name and				Stock	Option	Incentive Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

David S. Jones	2013	113,077	—	—	—	—	—	6,000	119,077
former CEO and Director (1)	2012	193,961	—	—	—	—	—	8,000	201,961

Douglas Solomon	2013	—	—	—	—	—	—	—	—
COO and Director	2012	—	—	—	—	—	—	—	—

Thomas Szoke (2)	2013	214,432	—	—	—	—	—	—	214,432
CTO and Director	2012	122,500	—	—	—	—	—	—	122,500

 (1)

Mr. Jones served as our Chief Executive Officer and President until August 2014.   Salary and other compensation in 2013 represents the amount of salary and auto allowance which was accrued, initially deferred, and then subsequently forgiven, as described below under “Employment Agreements.”  Other compensation paid to Mr. Jones in 2012 was for an auto allowance.

(2)

In 2012 compensation paid to Mr. Szoke through Thomas Szoke PA LLC was in the form of monthly cash payments totaling $122,500.  Stock and Cash compensation paid to Mr. Szoke in 2013 totaling $214,432.00, represents the value of 577,729 shares of common stock of Innovation in Motion issued to Thomas Szoke PA, LLC prior to the Acquisition in satisfaction of amounts due it prior to the Acquisition, together with 210,000 shares of the Company’s common stock issued to Thomas Szoke PA, LLC in satisfaction of amounts due it after the Acquisition, plus a single cash payment from the Company of $17,500.  The actual amounts in 2013 due to Mr. Szoke through Thomas Szoke PA, LLC relating to the common stock issued were $144,432.00 in salary for which the Company issued the 577,729 shares of its pre-acquisition Innovation in Motion Inc. common stock on June 14, 2013 and $52,500.00 in salary for which the Company issued the 210,000 shares of post-acquisition IIM Global Corp. common stock on September 30, 2013.  The shares were valued at fair market value on the dates of issuance.

The compensation shown above is presented for the calendar/fiscal year 2013 and 2012, respectively, and represents salaries and compensation payable to the officers noted above in connection with their services for the Company, or Innovation in Motion prior to the Acquisition.

As of December 31, 2013, there was no accrued compensation that was due to the Company’s employees or officers.  Upon successful completion by the Company of a primary public offering in the future (or the completion of other financing or funding), however, the Company may compensate officers and employees as discussed below in “Anticipated Officer and Director Remuneration.”

Each of the officers has received certain shares of common stock in the Company in connection with the change of control of the Company and/or the Acquisition.  Accordingly, the Company has not recorded any compensation expense in respect of any shares issued to the officers; as such shares do not represent compensation that was paid to any officer.

There are no current plans to pay or distribute any cash or non-cash bonus compensation to officers of the Company, until such time as the Company is profitable, experiences positive cash flow or obtains additional financing.  However, the Board of Directors may allocate salaries and benefits to the officers in its sole discretion.  No officer is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Company or from a change in control of the company or a change in his or her responsibilities following a change in control.  The members of the Board of Directors may receive, if the Board so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the Board, although no such program has been adopted to date. The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are realized or raised by the Company (see “Anticipated Officer and Director Remuneration” below.)

Employment Agreements

David S. Jones, formerly the CEO of the Company, was a party to an executive employment agreement, as of February 27, 2014, pursuant to which Mr. Jones received a base salary of $60,000 per year.  Mr. Jones was also eligible for vacation and sick leave.  The term of the employment agreement was from March 1, 2014 to February 28, 2017.   Mr. Jones’ resigned his positions with the Company in August 2014 and the employment agreement terminated upon his resignation.  Prior to entering into the employment agreement with our company, Mr. Jones was a party to an employment agreement with Innovation in Motion.  In October 2011 Innovation in Motion and Mr. Jones entered into an employment agreement which was amended in August 2012.  Pursuant to this agreement, as amended, Mr. Jones was entitled to a base salary of $210,000 together with performance bonuses and auto allowance.  On January 2, 2013 Innovation in Motion and Mr. Jones entered into a deferred compensation agreement pursuant to which he agreed to defer all compensation which was due him under this employment agreement in exchange for the issuance of 100,000 shares of Innovation in Motion’s common stock.  On June 1, 2013 Mr. Jones issued a letter agreement to Innovation in Motion pursuant to which he accepted $1.00 in full satisfaction of all compensation due him through the end of June 2013.  The 100,000 shares of Innovation in Motion’s common stock was issued to him prior to the acquisition and he exchanged it for shares of our common stock pursuant to the terms of the Agreement and Plan of Reorganization.  Subsequently, on September 30, 2013 Mr. Jones issued a letter agreement to us pursuant to which he accepted $1.00 in full satisfaction of all compensation due him for the period of July 1, 2013 through September 30, 2013 which included all compensation due him by Innovation in Motion both before and subsequent to the August 12, 2013 acquisition.  Finally, on October 1, 2013 he issued us a letter agreement pursuant to which he agreed to accept $1.00 as all compensation due him until such time as a new employment agreement was entered into by the parties.

The Company entered into an executive employment agreement with Douglas Solomon, as of February 27, 2014.  Pursuant to the agreement, Mr. Solomon will receive a base salary of $60,000 per year.  Mr. Solomon is also eligible for vacation and sick leave.  The term of the employment agreement is from March 1, 2014 to February 28, 2017.

The Company entered into an executive employment agreement with Thomas Szoke, as of February 27, 2014.  Pursuant to the agreement, Mr. Szoke will receive a base salary of $60,000 per year.  Mr. Szoke is also eligible for vacation and sick leave.  The term of the employment agreement is from March 1, 2014 to February 28, 2017.

The Company has certain key personnel consulting arrangements of note:

The Company previously retained Thomas Szoke PA, LLC (“Szoke LLC”) as a long-term contractor for the Company since May 2009.  Szoke LLC is involved in all key aspects of the Company, including corporate strategy, product development, intellectual property and marketing planning.  The firm is a key advisor and consultant for the board of directors and senior management of the Company.  The contractor agreement originally had a term of 5 years, and is set to expire by May 2014.  However, in June 2012, the Company and Szoke LLC amended the original agreement, and the newly amended agreement expires 5 years from the date of the amendment.  The amended agreement increases the scope of Szoke LLC’s services to include sales support, technology planning and other operational duties.  The amended agreement provides that Szoke LLC will receive a consulting fee of $25,000 per month, subject to increase by ten percent (10%) each year.  In November 2012, the parties again amended the agreement, so that Szoke LLC could also provide technical support for the Company’s patenting process relating to HDR and SRIO solutions.  In consideration of these additional services, Szoke LLC was granted equity awards in the Company.  This agreement with Thomas Szoke LLC was canceled on October 1, 2013.

The Company entered a technical consulting engagement with Andras Vago in November 2012.  Pursuant to the agreement, Mr. Vago provides technical consulting with respect to the Company’s intellectual property and product development.  The term of the agreement is 12 months, subject to extension by mutual agreement of the parties.  In exchange for his services, Mr. Vago received equity awards from the Company.  This agreement was not renewed.

The Company has a consulting agreement with Platinum Bay, located in Florida, for senior management advice and consultative assistance.  Under this agreement (which was amended and restated in November 2012), Platinum Bay receives a flat amount of $2,100 per week for its services to the Company.  This agreement with Platinum Bay was canceled on October 1, 2013.

Beginning in 2011, the Company also has formed a consulting relationship with John Seno with respect to SRIO development and services.  This agreement expired in 2011 and was not renewed.

In March 2014, the Company entered into a consulting agreement with Jamie White an independent contractor hired to provide Mechanical Design services for the development of the Company’s new products. The agreement is a month-to-month agreement at a rate of $1200/week.

In April 2014, the Company entered into a consulting agreement with Platinum Bay Consulting located in Florida to provide consulting services to the senior management of the Company. The Company agreed to pay a monthly fee of $8,000 per month for 160 hours of consulting per month. Additional hours incurred by the consultant is charged to the Company at an agreed upon rate. The Company agreed to pay a $30,000 non-refundable retainer.  The agreement is a month to month agreement with no minimum required term.

In April 2014, the Company entered into a consulting agreement with James Fegan an independent contractor hired to provide specialized embedded software and hardware design services for the development of the Company’s new products. The agreement is valued at a maximum of $88,000, at a rate of $8000/bi-weekly.

Anticipated Officer and Director Remuneration

The Company pays reduced levels of compensation to its director at present. The Company intends to pay regular, competitive annual salaries to all its officers and directors and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches greater profitability, experiences larger and more sustained positive cash flow and/or obtains additional funding.  At such time, the Company anticipates offering additional cash and non-cash compensation to officers and directors.  In addition, the Company anticipates that its officers and directors will be provided with benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this regarding the beneficial ownership of the Company’s common stock by each of the Company’s executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

				Percent of	Percent of Class
		Number of Shares of		Class Before	After
Name	Position	Common Stock		Offering (1)	Offering (2)
David S. Jones	Director	20,434,549		13%	8%
Andras Vago	Director	54,400,000	(3)	34%	24%
Thomas Szoke	CTO and Director	33,315,940	(4)	21%	15%
Douglas Solomon	CEO and Director	1,500,000		1%	*
Daniel Fozzati	5% shareholder	14,400,000	(5)	9%	6%
Rick Antunes	5% shareholder	33,262,800		21%	15%
Total owned by officers and directors		109,650,489		69%	47%

* Less than 1%

(1)

Based upon 160,623,289 shares outstanding as of the date of this prospectus.

(2)

Assumes sale of all 50,573,987 Shares offered, and 160,623,289 shares outstanding following the offering.

(3)

Includes 3,200,000 shares held by Multipolaris Corporation, 32,000,000 shares held by Interpolaris Pte. Ltd. and 19,200,000 held by MP Informatikai Kft.  Mr. Vago is an officer and principal of each of these entities, and he may be deemed the beneficial owner or the shares held by such entities.

(4)

Includes 1,315,940 shares held by Thomas Szoke LLC.  Mr. Szoke is an officer and principal of the entity, and he may be deemed the beneficial owner or the shares held by such entity.

(5)

Includes 14,400,000 shares held by Walk Think LLC.  Mr. Fozzati is an officer and principal of the entity, and he may be deemed the beneficial owner or the shares held by such entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm, which acts as counsel to the Company, is the sole owner and director of Tiber Creek Corporation, which owns 250,000 shares of the Company's common stock.  Tiber Creek is entitled to receive consulting fees of $100,000 from the Company and also holds shares of common stock in the Company.  Tiber Creek and its affiliate, MB Americus LLC, a California limited liability company, each currently hold 250,000 shares in the Company.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Company.  As the organizers and developers of Silverwood, Mr. Cassidy and Mr. McKillop were involved with the Company prior to the Acquisition.  In particular, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the charter corporate documents and preparation of the registration statement for the Company.

In February 2014 the Company assigned Douglas Solomon Power of Attorney to represent and work with appropriate parties to complete the closing of the office building located at 160 E. Lake Brantley Drive, Longwood, FL 32779.

The Company issued a promissory note to Penn Investments Inc. in the amount of $600,000 on June 30, 2014.  The promissory note accrues interest at 15% per annum until paid.  The principal and interest due under the note was payable in full on September 30, 2014.  Penn Investments Inc., is a Florida corporation owned by Douglas W. Solomon, an executive officer and director of the Company. On July 16, 2014, the due date of the note was extended to January 30, 2015.

In April 2014, the Company issued a promissory note to Penn Investments Inc. in the amount of $310,000 for the purpose of purchasing the building at 160 E. Lake Brantley Drive, Longwood, FL 32779. The promissory note accrues interest at 15% per annum until paid.  The principal and interest due under the note was payable in full on November 30, 2014. Penn Investments Inc., is a Florida corporation owned by Douglas W. Solomon, an executive officer and director of the Company. On July 16, 2014 the due date of the note was extended to January 30, 2015.

On July 15, 2015 the Company issued a promissory note in the principal amount of $20,000 to Penn Investments Inc., a related party.  The note bears interest at 15% per annum and principal and accrued interest are due on January 30, 2015.  We are using these proceeds for working capital.

On August 1, 2015 the Company issued a promissory note in the principal amount of $180,000 to Penn Investments Inc., a related party.  The note bears interest at 15% per annum and principal and accrued interest are due on January 30, 2015.  We are using these proceeds for working capital.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 50,573,987 shares of common stock held by such shareholders.  The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

Name

Shares Owned Before Offering (1)

Offered Herein

Shares Owned After Offering (2)

Number

Percentage

Number

Number

Percentage

David S. Jones

Director

20,434,549

13%

6,830,365

13,604,184

8%

Douglas W. Solomon

1,500,000

1%

1,500,000

0

*

CEO and Director

Thomas Szoke

32,000,000

20%

9,600,000

22,400,000

14%

CTO and Director

Rick Antunes

33,262,800

21%

9,978,840

23,283,960

15%

Luis Barroso

60,000

*

60,000

0

*

Tiber Creek Corporation (3)

250,000

*

250,000

0

*

Interpolaris Pte. Ltd. (4)

32,000,000

20%

9,600,000

22,400,000

14%

Danny Katz

60,000

*

60,000

0

*

Eric Katz

40,000

*

40,000

0

*

MB Americus, LLC (5)

250,000

*

250,000

0

*

Jon Melzer

250,000

*

250,000

0

*

Melba Liliana Gonzalez Molina

2,400,000

1%

720,000

1,680,000

1%

MP Informatikai Kft. (6)

19,200,000

12%

5,760,000

13,440,000

8%

Multipolaris Corporation (7)

3,200,000

2%

960,000

2,240,000

2%

Thomas Szoke LLC (8)

1,315,940

1%

394,782

921,158

1%

WalkThink LLC (9)

14,400,000

9%

4,320,000

10,080,000

6%

* Less than 1%

(1)

 Based upon 160,623,289 shares outstanding as of the date of this prospectus.

(2)

Assumes sale of all 50,573,987 Shares offered, and 160,623,289 shares outstanding following the offering.

(3)

 Includes 250,000 shares held by Tiber Creek Corporation, a Delaware corporation, which provided certain services to the Company as discussed herein.  Mr. Cassidy is the president and sole shareholder of Tiber Creek Corporation and he may be deemed the beneficial owner of the shares held by this entity.

(4)

 Mr. Andras Vago is an officer and principal of each of Interpolaris Pte. Ltd, and he may be deemed the beneficial owner of the shares held by this entity.

(5)

Includes 250,000 shares held by MB Americus, LLC, a California limited liability company.  Mr. McKillop also works with Tiber Creek Corporation from time to time.  Mr. McKillop is an officer and the sole shareholder of MB Americus, LLC and he may be deemed the beneficial owner of shares held by this entity.

(6)

Mr. Andras Vago is an officer and principal of each of MP Informatikai Kft, and he may be deemed the beneficial owner of the shares held by this entity.

(7)

Mr. Andras Vago is an officer and principal of each of Multipolaris Corporation, and he may be deemed the beneficial owner of the shares held by this entity.

(8)

Mr. Thomas Szoke is an officer and principal of Thomas Szoke LLC, and he may be deemed the beneficial owner of the shares held by such entity.

(9)

Mr. Daniel Fozzati is an officer and principal of Walk Think LLC, and he may be deemed the beneficial owner of the shares held by such entity.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 160,723,289 shares of common stock outstanding of which 109,650,489 shares are owned by officers and directors of the Company.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company.  In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.  However, at present, due to the Company’s previous status as a shell company, shareholders cannot currently rely upon Rule 144 for resale of the Company’s securities (pursuant to Rule 144(i)).

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities.  Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities.  If a purchaser of securities is unable to rely upon Rule 144 to sell securities (due to Rule 144(i)), then the securities must be registered or another exemption from registration must be found in order for the distribution of securities to be made.  In the event that the securities are not registered or another exemption is not found, a purchaser of securities cannot sell or transfer the shares of common stock in the Company since the Company does not meet the requirements of Rule 144(i)(2).

Pursuant to Rule 144(i), reliance upon Rule 144 is typically available for the resale of restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company (or an issuer that has been at any time previously a reporting or non-reporting shell company) only if the following conditions are met:

•

The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

•

The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

•

The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider, LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

Anton & Chia, LLP, an independent registered public accounting firm, has audited the balance sheets of IIM Global Corporation as of December 31, 2013 and December 31, 2012, respectively, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the years ended December 31, 2013 and December 31, 2012, respectively.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of April 14, 2014, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

 We file annual and special reports and other information with the Securities and Exchange Commission. Certain of our filings are available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013 (1)
ASSETS:	(unaudited)
Current Assets:
Cash	$20,554	$5,349
Deposits	645	112,645
Total Current Assets	21,199	117,994

Other Assets:
Property and equipment, net	446,447	38,011
Intangible, net	457,508	392,501

Total Assets	$925,154	$548,506

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current Liabilities:
Accounts payable and accrued expenses	$63,668	$50,500
Related party payables	-	16,175
Promissory notes-related party	910,000	224,625
Total Current Liabilities	973,668	291,300

Stockholder's Equity:
Common stock, 300,000,000 shares authorized
$0.0001 par value, 160,623,289 shares issued and outstanding
at June 30, 2014 and December 31, 2013, respectively	16,062	16,062
Additional paid-in capital	1,731,878	1,731,878
Accumulated deficit	(1,796,454)	(1,490,734)

Total Stockholder's Equity (Deficit)	(48,514)	257,206

Total Liabilities and Stockholders' Equity (Deficit)	$925,154	$548,506

(1)

Derived from audited consolidated financial statements

See accompanying notes to unaudited condensed consolidated financial statements

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Sales	$ -	$ -	$ -	$ -

Cost of sales	-	-	-	-
Gross profit	-	-	-	-

Operating (income) expenses:
Depreciation and amortization expense	11,891	-	23,516	-
General and administrative	149,495	8,801	250,154	8,871
Total Operating Expenses	161,386	8,801	273,670	8,871

Loss from operations	(161,386)	(8,801)	(273,670)	(8,871)

Other income (expenses)
Interest expense	(22,500)	-	(32,050)	-
Total other income (expenses):	(22,500)		(32,050)

Net loss	$ (183,886)	$ (8,801)	$ (305,720)	$ (8,871)

Loss per common share basic and diluted	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted average common shares outstanding basic and diluted	160,623,289	1,500,000	160,623,289	1,500,000

See accompanying notes to unaudited condensed consolidated financial statements

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended June 30,
	2014	2013
OPERATING ACTIVITIES:
Net loss	$(305,720)	$(8,871)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,516	-
Change in operating assets and liabilities:
Accounts payable and accrued expenses	(3,006)	1,219
Due from related party	-	(255,590)
Security deposits	112,000
Net cash used in operating activities	$(173,210)	$(263,242)

INVESTING ACTIVITIES:
Purchase of fixed assets	(419,266)
Investment in intangibles	(77,694)	(243,000)

Net cash used in investing activities	(496,960)	(243,000)

FINANCING ACTIVITIES:
Proceeds from common stock subscriptions	-	515,000
Proceeds from related party notes payable	910,010	-
Payments on notes payable	(224,625)	-

Net cash provided by financing activities	685,385	515,000

Net increase in cash	15,205	8,758

CASH AT BEGINNING OF PERIOD	5,349	150

CASH AT END OF PERIOD	$20,554	$8,908

Supplemental Disclosures of cash flow information
Cash paid for interest	$22,500	$-

See accompanying notes to unaudited condensed consolidated financial statements

IIM GLOBAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

JUNE 30, 2014

NOTE 1 – NATURE OF BUSINESS

IIM Global Corporation (formerly Silverwood Acquisition Corporation) ("IIM Global" or the "Company") was incorporated on September 21, 2011 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. IIM Global has been in the developmental stage since inception. In addition to a change in control of its management and shareholders, the Company's operations to date have been limited to issuing shares and filing a registration statement on Form 10 pursuant to the Securities Exchange Act of 1934. IIM Global was formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

Going Concern

The Company has an accumulated deficit of $1,796,454 as of June 30, 2014. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or obtain additional financing from its stockholders and/or other third parties.

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues.

Management and shareholders used their personal funds to pay for certain expenses incurred by the Company in 2014. There is no assurance that the Company will ever be profitable. These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing these unaudited condensed consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our condensed consolidated financial statements relate to the valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to equity instruments and share based payments.

Concentration of Credit Risk

The Company’s financial instruments that potentially expose the Company to a concentration of credit risk consist of cash, accounts payable, accrued expense and a related party payable. The Company’s cash is deposited at a financial institution and insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times during the year, the Company may have exceeded this amount insured by the FDIC.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

JUNE 30, 2014

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property and Equipment, net

Property and equipment consisted of furniture and fixtures, computer equipment, and real estate, and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated service lives of from three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property equipment are recorded upon disposal.  Depreciation expense amounted to $10,829 and $0 for the six month periods ended June 30, 2014 and 2013, respectively.

Intangible Assets

Acquired intangible assets are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets. The Company amortizes intangible assets over ten years. Amortization expense amounted to $12,687 and $0 for the six month periods ended June 30, 2014 and 2013, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. For the six month periods ended June 30, 2014 and 2013, there were no impairment charges.

Revenue Recognition

We recognize revenue for our services when each of the following four criteria is met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured. There were no revenues recognized during the six months ended June 30, 2014 and 2013.

Net Loss per Common Share

The Company computes net loss per share in accordance with ASC 260, "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Fair Value Measurements

ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, inputs other than level one that are either directly or indirectly observable such as quoted prices for identical or similar assets or liabilities on markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The Company had no assets or liabilities required to be recorded at fair value on a recurring basis at June 30, 2014 and December 31, 2013.

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

JUNE 30, 2014

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expenses resulting from share-based payments are recorded in operating expenses in the statement of operations.

Recent Accounting Pronouncements

Adopted

In February 2013, FASB issued ASU 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date.  The objective of the amendments in this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for those obligations addressed within existing guidance in U.S. GAAP.  The amendment requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and an additional amount the reporting entity expects to pay on behalf of its co-obligors.  The entity is required to disclose the nature and amount of the obligation as well as other information about those obligations.  The Company adopted this ASU as of January 1, 2014.  This adoption did not have an effect on our financial statements.

 Not Adopted

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity to reduce diversity in practice for reporting discontinued operations. Under the previous guidance, any component of an entity that was a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group was eligible for discontinued operations presentation. The revised guidance only allows disposals of components of an entity that represent a strategic shift (e.g., disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity) and that have a major effect on a reporting entity’s operations and financial results to be reported as discontinued operations. The revised guidance also requires expanded disclosure in the financial statements for discontinued operations as well as for disposals of significant components of an entity that do not qualify for discontinued operations presentation. The updated guidance is effective for periods beginning after December 15, 2014. The Company currently has operations that are reported as discontinued operations and does not expect the adoption of this guidance to have a material effect on its financial position, results of operations, or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

JUNE 30, 2014

NOTE 3 – INTANGIBLE ASSETS

Intangible assets consist of the following:

	June 30, 2014	December 31, 2013
	(Unaudited)

HDR	$213,481	$146,061
SRIO	109,462	102,259
New product development	6,213	-
Software	200,000	200,000
	529,156	448,320
Less: accumulated amortization	(71,648)	(55,819)

	$457,508	$392,501

Intangible assets consist of legal and global patent registration costs related to the Company’s technology HDR (Handheld biometric mobile devices) and SRIO (Biometric wallet devices).  Intangible assets are amortized over ten years.

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following:

	June 30, 2014	December 31, 2013
	(Unaudited)

Office building	$406,858	$-
Computer equipment	44,443	32,035
Furniture and fixtures	54,015	54,016
	505,316	86,051
Less: accumulated depreciation	(58,869)	(48,040)

	$446,447	$38,011

Fixed assets consist of furniture and fixtures, computer equipment, and real property which was acquired in May, 2014.  The furniture and computer equipment are being depreciated over a period of from three to five years.  The depreciable cost of the office building is being depreciated over a period of forty years.

NOTE 5 - DEPOSITS

On October 23, 2013, the Company entered into an office building lease with purchase option, the lease is for the Company’s corporate office in Longwood, Florida. The company had the option to purchase the building at the end of the lease for a total purchase price of $430,000 less the non-refundable deposit of $100,000.  In May, 2014, the Company acquired the office building, and the deposit of $100,000 was applied towards the purchase price of the building.

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

JUNE 30, 2014

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30, 2014	December 31, 2013
	(unaudited)

Accounts payable	$27,672	$19,638
Payroll related liabilities	4,491	26,069
Other current liabilities	31,505	4,803

	$63,668	$50,510

Due to Related Parties	$-	$16,175

NOTE 7 – PROMISSORY NOTES – RELATED PARTY

Promissory notes – related party totaled $910,000 and $224,625 as of June 30, 2014 and December 31, 2013, respectively, as described below:

	June 30, 2014	December 31, 2013
	(Unaudited)
Promissory note issued to a company owned by one of the stockholders in October 2013 with a term of six months and bear interest at the rate of 15%. The proceeds from the note were used to pay the deposit to purchase the Company’s building located in Longwood, Florida. In March 2014 the Company paid the promissory note balance of $120,000.	$–	$120,000

Promissory notes issued to two directors in October 2013, in place of the Company’s expense reimbursement, the notes have a term of six months and bear interest at the rate of 15%. In March 2014 the Company paid the promissory notes in the amount of $62,125.	–	62,125

Promissory note issued to a stockholder in November 2013 with a term of six months and bear interest at the rate of 15%. In March 2014 the Company paid the promissory note in the amount of $20,000.	–	20,000

Promissory note issued to a stockholder in December 2013 with a term of six months and bear interest at the rate of 15%. In March 2014 the Company paid the promissory note in the amount of $22,500.	–	22,500

Promissory note issued to a company owned by one of the stockholders in March 2014, due in September 2014 and bear interest at the rate of 15% per annum.	600,000	–

Promissory note issued to a company owned by one of the stockholders in June 2014, due in November 2014 and bear interest at the rate of 15% per annum.	310,000	–
	$910,000	$224,625

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

JUNE 30, 2014

NOTE 8 – RESEARCH AND DEVELOPMENT

On April 1, 2013, the Company entered into an engineering contract for the hardware and software development of its next generation HDR device called the HDR+.  The device is to be used by government and enterprise customers to capture all forms of machine-readable data as well as the facial and fingerprint biometric information of persons. The total development costs for HDR+ would have amounted to $430,000. As of December 31, 2013, the Company had paid $44,000 in cash, which has been recorded as research and development expense.  Due to slippages in the development deliverables and lack of proper documentation being supplied the Company terminated this agreement on November 11, 2013.

The Company decided to refocus its research and development on its next generation of HDR Intelligent Accessory platform instead of a developing the new HDR+.  To achieve this it has contracted a Mechanical Designer and H/W and Embedded S/W Engineer to complete this task.  The project is 30% completed to date and will require an additional 6 months and approximately $200,000 to productize into a device that can be sold to Government, or Enterprise customers.  Up to June 30, 2014 the company has invested $6,047 towards the development of this new product.

The Company in 2014 has also started to utilize the services of a Kiosk manufacturer, Slabb Inc. for the production of its new Multi-modal Biometric Enrolment and Verification Kiosk.  No formal agreement is in place, beyond a standard Non-Disclosure Agreement and the Company can utilize these services on an as needed basis.   The company as of June 30, 2014 has invested $10,818 for a Kiosk specifically designed for its markets, which is included in fixed assets on the accompanying condensed consolidated balance sheet as of June 30, 2014.

NOTE 9 – STOCK OPTIONS

There were no unvested compensation or new stock options granted, exercised or expired during the period ended June 30, 2014.

NOTE 10 – STOCKHOLDER’S EQUITY (DEFICIT)

The Company has 300,000,000 shares authorized and 160,623,289 issued and outstanding as of June 30, 2014.  There were no equity transactions during the six months ended June 30, 2014.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company purchased the building that serves as it corporate headquarters in May, 2014.  Previously, the Company leased this building under a six months term lease with an option to buy at the end of the term.  During the lease term, the Company was required to make a monthly lease payment of $3,000 per month. Rent expense amounted to $15,180 and $0 during the six month periods ended June 30, 2014 and 2013.

Executive Compensation

On June 30, 2013, the Company officer agreed to forgive his deferred and accrued salary amounted to $128,456 that was entitled to him under the employment agreement for the period from January to June 2013 and was subsequently included into additional paid in capital because he was a shareholder.

On July 1, 2013, the Company’s former President and CEO, David Jones, agreed to adjust his total compensation to $1.00 per year and will not receive any other benefits or other forms of compensation which shall be paid by the Company. On February 2014 the Company executed a new Employment Agreement with David Jones, at an annual Salary of $60,000 per year and to include all benefits as offered to any other employee at the time.

 In February 2014 the Company hired Thomas Szoke and Douglas Solomon to join the company as acting Chief Technology Officer and Chief Operating Officer respectively, at an annual rate of $60,000 per year to include all benefits as offered to any other employee at the time.

IIM GLOBAL CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

JUNE 30, 2014

NOTE 12 – COMMITMENTS AND CONTINGENCIES (continued)

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

NOTE 13 – SUBSEQUENT EVENTS

Promissory Notes:

On July 16, 2014 the Company renegotiated its two promissory notes to Penn Investments Inc. to extend the due dates for both the $600,000 and $310,000 notes from September 30, 2014 and November 30, 2014 respectively to now reflect a due date of January 30, 2015 for both.

On July 15, 2014 the Company also was able to secure additional capital of $20,000 from Penn Investments Inc. for which it issued a promissory note. The promissory note issued accrues interest at 15% per annum until paid.  The principal and interest due under the note are payable in full on January 30, 2015.

The Company has negotiated with Penn Investments Inc. for an additional $180,000 in capital, which will be provided to the Company on August 1, 2014.  For this capital the Company shall issue a promissory note dated August 1, 2014 that will accrue interest at 15% per annum until paid, with the principal and interest due in full on January 30, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of IIM Global Corporation

We have audited the accompanying consolidated balance sheets of IIM Global Corporation (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2013 and 2012. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements are presented assuming the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has sustained accumulated losses from operations totaling approximately $1,491,000 and $515,000 at December 31, 2013 and 2012, respectively. All revenues recognized in 2012 are generated from one project - “Ghana 2010 Election” and are expired after December 31, 2012. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans to address these conditions are also set forth in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments which might be necessary if the Company is unable to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

April 14, 2014

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2013	2012
Current Assets
Cash	$5,349	$17,568
Accounts receivable	-	117,924
Other current assets	112,000	-
Total Current Assets	117,349	135,492

Property and equipment, net	38,011	59,492
Intangible, net	393,146	184,333

Total Assets	$548,506	$379,317

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$50,510	$90,048
Related party payables	16,175	13,560
Promissory notes-related party	224,615	-
Total Current Liabilities	291,300	103,608

Total Liabilities	291,300	103,608

Stockholder's Equity
Common stock, 300,000,000 shares authorized
$0.0001 par value, 160,623,289 and 1,500,000 shares issued and outstanding
at December 31, 2013 and 2012 (*), respectively	16,062	150
Additional paid-in capital	1,731,878	790,055
Accumulated deficit	(1,490,734)	(514,496)
Total Stockholder's Equity	257,206	275,709

Total Liabilities and Stockholders' Equity	$548,506	$379,317

* The December 31, 2012 capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction. See Note 2.

The accompanying notes are an integral part of these consolidated financial statements

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2013	2012
Revenues:
Product revenues	$-	$7,695,067
Support and maintenance revenues	-	-
Total Revenues	-	7,695,067

Cost of Goods Sold	-	6,500,195

Gross Profit	-	1,194,872

Operating Expenses
Depreciation and amortization	44,530	42,014
Research and development	44,000	-
General and administrative	882,925	960,545
	971,455	1,002,559

(Loss)/Income from operations	(971,455)	192,313

Other Income
Interest income	20	-
Interest expense	(4,803)	-
	(4,783)	-

(Loss)/income before income taxes	(976,238)	192,313

Income taxes	-	-

Net (loss)/Income	$(976,238)	$192,313
(Loss)/earnings per share - basic and diluted	$(0.02)	$0.01
Weighted average shares - basic and diluted (*)	63,650,780	19,439,726

* The capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction in determining the basic and diluted weighted average shares. See Note 2

The accompanying notes are an integral part of these consolidated financial statements

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

			Common	Additional		Total
	Common Stock		Stock	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Subscribed	Capital	Deficit	Equity
Balance December 31, 2011	20,000,000	2,000	-	1,052,159	(708,309)	345,850

Issuance of shares upon exercise of stock options	9,000,000	900	-	(100)	-	800

Issuance of shares for cash	1,000,000	100	-	-	-	100

Redemption of common stock	(19,500,000)	(1,950)	-	-	-	(1,950)

Additional contributed capital	-	-	-	(262,854)	-	(262,854)

Recapitalization	(9,000,000)	(900)	-	850	1,500	1,450

Net income	-	-	-	-	192,313	192,313

Balance-December 31, 2012 *	1,500,000	$150	$-	$790,055	$(514,496)	$275,709

Issuance of shares to settle liabilities	460,390	46	-	115,051	-	115,097

Debt forgiven by related parties				128,456		128,456

Issuance of shares for cash	1,910,000	191	(515,000)	514,809	-	-

Common stock subscribed	-	-	515,000	-	-	515,000

Stock issued upon reverse merger	156,752,899	15,675	-	183,507	-	199,182

Net loss	-	-	-	-	(976,238)	(976,238)

Balance-December 31, 2013	160,623,289	$16,062	$-	$1,731,878	$(1,490,734)	$257,206

* The December 31, 2012 capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction. See Note 2.

The accompanying notes are an integral part of these consolidated financial statements

IIM GLOBAL CORP.

(FORMERLY: SILVERWOOD ACQUISITION CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
OPERATING ACTIVITIES:	2013	2012
Net (loss)/income	$(976,238)	$192,313
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	44,530	42,014
Changes in assets and liabilities:
Accounts receivable	117,924	(117,924)
Other assets	(112,000)	-
Accounts payable and accrued expenses	(39,538)	50,239
Due to related parties	64,730	13,560

Net cash (used in)/provided by operating activities	(900,592)	180,202

INVESTING ACTIVITIES:
Loan receivable	-	(245,865)
Investment in intangibles	(231,860)	(102,203)

Net cash used in investing activities	(231,860)	(348,068)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	515,000	800
Proceeds from issuance of promissory notes	162,500	-
Issuance of common stock to settle liabilities	115,097	-
Debt forgiven by related parties	128,456	-
Shares issued upon reverse merger	199,180	-
Additional contributed capital	-	180,230
Net cash provided by financing activities	1,120,233	181,030
Net (decrease)/increase in cash	(12,219)	13,164
CASH AT BEGINNING OF PERIOD	17,568	4,404
CASH AT END OF PERIOD	$5,349	$17,568

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued to settle consulting fees	$115,098	$-
Stock issued to effect reverse merger	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

1. OVERVIEW

Description of business and merger

IIM Global Corporation (formerly Silverwood Acquisition Corporation) ("IIM Global" or the "Company") was incorporated on September 21, 2011 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. IIM Global has been in the developmental stage since inception. In addition to a change in control of its management and shareholders, the Company's operations to date have been limited to issuing shares and filing a registration statement on Form 10 pursuant to the Securities Exchange Act of 1934. IIM Global was formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

On December 20, 2012, the shareholders of the Corporation and the Board of Directors unanimously approved the change of the Registrant's name to IIM Global Corporation and filed such change with the State of Delaware. The registrant redeemed an aggregate of 19,500,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $0.0001 per share for an aggregate redemption price of $1,950. The current officers and directors resigned, and a new officer/director was appointed and elected resulting in the change of control of the Company.

On August 12, 2013, IIM Global acquired Innovation in Motion Inc., a Florida corporation (“Innovation in Motion”), in a stock-for-stock transaction (the “Acquisition”). The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities.

The Acquisition was effected by the Company through the exchange of each of the outstanding shares and interests of Innovation in Motion for 1.6 shares of common stock of the Company. As a result, in the Acquisition, 97,970,562 shares and interests of common stock of Innovation in Motion were exchanged for, and converted into, 156,752,899 shares of common stock of the Company.

Innovation in Motion was formed in April 2009 in the State of Florida, and was a private company operating in two technology fields: the handheld identification market and mobile payment market. Since its inception, Innovation in Motion has provided handheld mobile biometric devices which are used primarily by government and law enforcement agencies to capture and process the unique characteristics of individuals to verify their identities. Additionally, the Company has recently introduced a new highly secured biometric wallet device to store personal data including credit card and banking information to be used in a variety of transactions.  The Company has a business focus in the identification, security and mobile payment businesses, and it had its technology used during the election process in Ghana, Africa. The Company has a range of state-of-the-art products in these fields and has begun serious market penetration with the sale and placement of units.

As a result of the Acquisition, Innovation in Motion became a wholly owned subsidiary of the Company. The Company, as the sole shareholder of Innovation in Motion, has taken over the operations and business plans of Innovation in Motion.

1. OVERVIEW (continued)

Reverse Merger Accounting

Since former Innovation in Motion security holders owned, after the merger, the majority of IIM Global shares of common stock, and as a result of certain other factors, including that all members of the Company’s executive management are from Innovation in Motion,  Innovation in Motion is deemed to be the acquiring company for accounting purposes and the merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). These consolidated financial statements reflect the historical results of Innovation in Motion prior to the merger and that of the combined Company following the merger, and do not include the historical financial results of IIM Global prior to the completion of the merger. Common stock and the corresponding capital amounts of the Company pre-merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

Going Concern

The Company has an accumulated deficit of $1,490,734 as of December 31, 2013. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and /or obtain additional financing from its stockholders and/or other third parties.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, successfully locating and negotiating with other business entities for potential acquisition and /or acquiring new clients to generate revenues.

Management and shareholders used their personal funds to pay for certain expenses incurred by the Company in 2013. There is no assurance that the Company will ever be profitable. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Use of Estimates

In preparing these consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in our consolidated financial statements relate to the valuation of long-lived assets, accruals for potential liabilities, and valuation assumptions related to equity instruments and share based payments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

ASC 820, “Fair Value Measurements”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, inputs other than level one that are either directly or indirectly observable such as quoted prices for identical or similar assets or liabilities on markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The Company had no assets or liabilities required to be recorded at fair value on a recurring basis as of December 31, 2013 and 2012.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2013 and 2012.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

Concentration of Revenues and Accounts Receivables

In 2012, one customer accounted for 100% of revenues and accounts receivable and one vendor accounted for 100% of cost of sales and purchases. There was no sales activity for the year ended December 31, 2013.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.  During the second half of fiscal year 2012, the Company entered into an agreement to provide biometric verification solutions for the “Ghana 2012 Election”, in connection with this agreement, the Company entered into another agreement to outsource the manufacturing of the hardware component (handheld devices). The manufacturer of the handheld devices also covers the warranty on any defective units for a period of twelve months. All services requested under the Ghana 2012 Election project were delivered and accepted in 2012 and management does not expect any future commitment or involvement and accordingly all revenues and related costs related to this agreement were recorded during the first half of the year ended December 31, 2012. There were no revenues generated during the year ended December 31, 2013.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Under ASC 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2013 and 2012, there were no deferred taxes.

Share Based Compensation

The Company applies ASC 718, Shares-Based Compensation to account for its service providers’ share-based payments.  Common stock of the Company was given to service providers to retain their assistance in becoming a U.S. public company, assistance with public company regulations, investors’ communications and public relations with broker-dealers, market makers and other professional services.

In accordance with ASC 718, the Company determines whether a share payment should be classified and accounted for as a liability award or equity award.  All grants of share-based payments to service providers classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using historical pricing.  The Company has elected to recognize compensation expense based on the criteria that the stock awards vest immediately on the issuance date.  ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent period if actual forfeitures differ from initial estimates.  There were no forfeitures of share based compensation.

Net Income (Loss) per Common Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings (loss) per share on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Property and Equipment, net

Property and equipment consisted of furniture and fixtures and computer equipment, and are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated service lives of three years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Gains or losses on the disposition of property equipment are recorded upon disposal. All property equipment was purchased by one of the Company’s officers and shareholder and was recorded as additional capital contribution in the accompanying balance sheet. Depreciation expense amounted to $21,482 for each of the years ended December 31, 2013 and 2012.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Acquired intangible assets are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets. The Company amortizes intangible assets over ten years. Amortization expense amounted to $23,074 and $20,532 for the years ended December 31, 2013 and 2012, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.

If the carrying amount of an asset exceeds its undiscounted estimated future cash flows, an impairment review is performed. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. For the years ended December 31, 2013 and 2012, there were no impairment charges.

Recent Accounting Pronouncements

Adopted

Effective January 2013, we adopted FASB ASU No. 2011-11, Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities (ASU 2011-11).  The amendments in ASU 2011-11 require the disclosure of information on offsetting and related arrangements for financial and derivative instruments to enable users of its financial statements to understand the effect of those arrangements on its financial position.  Amendments under ASU 2011-11 will be applied retrospectively for fiscal years, and interim periods within those years, beginning after January 1, 2013.  The adoption of this update did not have a material impact on the consolidated financial statements.

Effective January 2013, we adopted FASB ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive (ASU 2013-02).  This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (AOCI).  The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income.  However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto.  Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail.  This standard is effective prospectively for annual and interim reporting periods beginning after December 15, 2012.  The adoption of this update did not have a material impact on the consolidated financial statements.

Not Adopted

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The amendments in ASU 2013-04 provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this Update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendment in this standard is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-04 will have on our consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

Not Adopted (continued)

In April 2013, the FASB issued ASU No. 2013-07, Presentation of Financial Statements (Top 205): Liquidation Basis of Accounting. The objective of ASU No. 2013-07 is to clarify when an entity should apply the liquidation basis of accounting and to provide principles for the measurement of assets and liabilities under the liquidation basis of accounting, as well as any required disclosures. The amendments in this standard is effective prospectively for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We are evaluating the effect, if any, adoption of ASU No. 2013-07 will have on our consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Top 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The objective of ASU No. 2013-11 is to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net loss carryforward, similar tax loss, or tax credit carryforward exists. The amendments in this standard is effective for all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists for fiscal years, and interim periods beginning after December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-11 will have on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3. OTHER CURRENT ASSETS

On October 23, 2013 the Company entered into an office building lease with purchase option, the lease is for the Company’s corporate office in Longwood, Florida. The Company has the option to purchase the building at the end of the 6 months lease term for a total purchase price of $430,000 less the non-refundable deposit that was paid on the lease initiation. The amount of the deposit and prepaid lease amounted to $112,000 as of December 31, 2013.

4. PROPERTY & EQUIPMENT

Property and equipment consist of the following as of December 31, 2013 and 2012:

	2013	2012

Computer	$32,035	$32,035
Furniture	54,016	54,016
	86,051	86,051
Less depreciation	(48,040)	(26,559)

	$38,011	$59,492

5. INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2013 and 2012:

	2013	2012

HDR	$146,706	$130,432
SRIO	102,259	86,673
Software	200,000	-
	448,965	217,105
Less amortization	(55,819)	(32,772)

	$393,146	$184,333

Intangible assets consist of legal and global patent registration costs related to the Company’s technology HDR (Handheld biometric mobile devices) and SRIO (Biometric wallet devices).

In April 2013, the Company purchased software from an unrelated third party for $200,000 in cash. The software purchased is an Android platform application which provides the capability to make NFC type of payment transactions on Point of Sale terminals.  The Company plans to incorporate this software into our SRIO product to be sold along with the actual device.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of December 31, 2013 and 2012:

	2013	2012

Accounts payable	$19,638	$67,403
Payroll related liabilities	26,069	5,869
Other current liabilities	4,803	16,776

Total Accrued Payable and Accrued Expenses	$50,510	$90,048

Due to Related Parties	$16,175	$13,560

On January 2, 2013 the Company entered into a deferred payment agreement with two Company officers, under the terms of the deferred payment agreement the two officers agreed to defer their monthly compensation payments including expenses for a period of up to six months from the date of the agreement. As an incentive to the two officers to enter into this agreement, the Company agreed to issue the first officer 100,000 of the Company’s pre-merger common shares which were issued on June 30, 2013 and recoded as share based compensation, additionally, the Company granted the second officer the right to convert any and all amounts owed to him under this agreement into the Company’s common shares at a conversion rate of $0.25 per share. Total amount deferred under this agreement was $296,096 as of June 30, 2013.

On June 30, 2013, the Company entered into a new agreement with the two officers whereby an amount of $167,640 of the deferred payment liability was converted to Company’s common stock at a price of $0.25 which resulted in the issuance of 670,562 pre-merger common shares. Additionally, one officer forgave the remaining portion of his deferred payment of $128,456 which resulted in the Company recording additional paid in capital for the amount forgiven in the accompanying balance sheet for the year ended December 31, 2013 because this officer was a shareholder.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES (Continued)

On September 30, 2013, the Company issued a total of 460,390 common shares to two shareholders to settle approximately $115,000 of accrued liabilities that was owed to these shareholders.

7. RESEARCH AND DEVELOPMENT

On April 1, 2013, the Company entered into an engineering contract for the hardware and software development of our next generation HDR device called the HDR+.  The device is to be used by government and enterprise customers to capture all forms of machine readable data as well as the facial and fingerprint biometric information of persons. The total development costs for HDR+ will amount to approximately $430,000. As of December 31, 2013, the Company has paid $44,000 in cash which has been recorded as research and development expense.

8. PROMISSORY NOTES – RELATED PARTY

Promissory notes – related party totaled $240,790 and $0 as of December 31, 2013 and 2012, respectively, as described below:

	2013	2012

Promissory note issued to a company owned by one of the stockholders in October 2013 with a term of six months and bear interest at the rate of 15%. The proceeds from the note were used to pay the deposit to purchase the Company’s building located in Longwood, Florida (see Note 3)	$120,000	$-

Promissory notes issued to two directors in October 2013, in place of the Company’s expense reimbursement, the notes have a term of six months and bear interest at the rate of 15%.	62,125	-

Promissory note issued to a stockholder in November 2013 with a term of six months and bear interest at the rate of 15%.	20,000	-

Promissory note issued to a stockholder in December 2013 with a term of six months and bear interest at the rate of 15%.	22,500	-

	$224,625	$-

9. STOCK OPTIONS

There was no unvested compensation as of December 31, 2013 and 2012. The Company granted 0 and 4,000,000 stock options to Directors during the years ended December 31, 2013 and 2012, respectively. Compensation expense related to stock options granted was insignificant during the year ended December 31, 2012. Stock options exercised were 0 and 4,000,000 (pre-stock split) during the years ended December 31, 2013 and 2012, respectively.

There were no stock options granted during 2013. For the year ended December 31, 2012, the fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Because the Black-Scholes option valuation model incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on historical volatilities of the comparable publicly traded companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from estimates and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

December 31, 2012
Expected Volatility	75%
Expected dividends	−%
Expected terms (in years)	1
Risk-free rate	0.16%
Forfeiture rate	−%

A summary of (pre-stock split) option activity as of December 31, 2012 and changes during the year then ended is presented below:

	Options	Weighted- Average Exercise Price	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	-	$-	-	$-
Granted	4,000,000	0.0002	1.00	-
Exercised	(4,000,000)	0.0002	1.00	-
Forfeited or expired	-	-	-	-

Outstanding at December 31, 2012	-	$-	-	$-

Exercisable at December 31, 2012	-	$-	-	$-

There was no stock option activity for the year ended December 31, 2013.

10. INCOME TAXES

Our provisions for income taxes for the years ended December 31, 2013 and 2012, respectively, were as follows (using our blended effective Federal and State income tax rate of 35.0%):

	2013	2012

Current Tax Provision:
Federal and state
Taxable income	$-	$-
Total current tax provision	$-	$-

Deferred Tax Provision:
Federal and state
Net loss carryforwards	$(1,491,000)	$(514,000)
Change in valuation allowance	1,491,000	514,000
Total deferred tax provision	$-	$-

Deferred tax assets at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$522,000	$180,000

Valuation allowance	(522,000)	(180,000)

Net deferred tax assets	$-	$-

Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by net operating loss carryforwards (“NOL”) after a change in control (generally greater than a 50% change in ownership). Transactions such as planned future sales of our common stock may be included in determining such a change in control. These factors give rise to uncertainty as to whether the net deferred tax assets are realizable. We have approximately $1,491,000 in NOL at December 31, 2013 that will begin to expire in 2029 for federal and state purposes and could be limited for use under IRC Section 382. We have recorded a valuation allowance against the entire net deferred tax asset balance due because we believe there exists a substantial doubt that we will be able to realize the benefits due to our lack of a history of earnings and due to possible limitations under IRC Section 382. A reconciliation of the expected tax benefit computed at the U.S. federal and state statutory income tax rates to our tax benefit for the years ended December 31, 2013 and 2012 is as follows:

10. INCOME TAXES (continued)

	Years ended December 31,
	2013		2012

Federal income tax rate at 35%	$(522,000)	35.0%	$(180,000)	35.0%
State income tax, net of federal benefit	-	- %	-	- %
Change in valuation allowance	522,000	(35.0)%	180,000	(35.0)%

Benefit for income taxes	$-	- %	$-	- %

We file income tax returns in the U.S. with varying statutes of limitations. Our policy is to recognize interest expense and penalties related to income tax matters as a component of our provision for income taxes. There were no accrued interest and penalties associated with uncertain tax positions as of December 31, 2013 and 2012. We have no unrecognized tax benefits and thus no interest or penalties included in the financial statements.

11. STOCKHOLDER’S EQUITY

During the year ended December 31, 2012, the Company issued 9,000,000 shares to three officers and directors related to exercise of their stock options at an exercise price of $0.0002 per share.

On December 20, 2012, the Company redeemed an aggregate of 19,500,000 of the outstanding stock at a redemption price of $0.0001 per share for an aggregate redemption price of $1,950.

On December 21, 2012, the Company issued 1,000,000 shares to an officer of the company at $0.0001.

In April 2013, the Company entered into various stockholder subscription agreements with 5 private investors in order to provide working capital for the Company. The agreements stipulate that the shares of common stock will not be issued to the investors until the execution of the reverse merger agreement and subsequent Initial Public Offering. The Company raised $515,000 in cash from the stockholder subscription agreements for the purchase of 1,910,000 shares of common stock. These shares were issued during the quarter ended September 30, 2013.

On August 12, 2013, IIM Global acquired Innovation in Motion Inc., in a stock-for-stock transaction. The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities. The Acquisition was effected by the Company through the exchange of each of the outstanding shares and interests of Innovation in Motion for 1.6 shares of common stock of the Company. As a result, in the Acquisition, 97,970,562 shares and interests of common stock of Innovation in Motion were exchanged for, and converted into, 156,664,943 shares of common stock of the Company.

On September 30, 2013, the Company issued a total of 460,390 common shares to two shareholders to settle approximately $115,000 of accrued liabilities that was owed to these shareholders.

12. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its building under a six months term lease with an option to buy at the end of the term (see Note 3). During the lease term, the Company is required to make a monthly lease payment of $3,000 per month. Rent expense amounted to $62,084 and $8,680 during the years ended December 31, 2013 and 2012, respectively.

Executive Compensation

On October 1, 2011, an employment agreement was executed with a Company officer for a base salary of $210,000 per year. The officer is also entitled to an annual bonus which is based on performance and attaining certain operational milestones.

On June 30, 2013, the Company officer agreed to forgive his deferred and accrued salary amounted to $128,456 that was entitled to him under the employment agreement for the period from January to June 2013 (see Note 6) and was subsequently included into additional paid in capital because he was a shareholder.

On July 1, 2013, the Company officer agreed to adjust his total compensation to $1.00 per year and will not receive no other benefits or other forms of compensation which shall be paid by the Company.

13. SUBSEQUENT EVENTS

On February 13, 2014 the Company filed a registration statement on Form S-1 for the offer and sale by certain shareholders of 58,673,987 shares of common stock held by those shareholders at a price of $0.60. The registration statement is not effective at the time of filling this Report and no sales can be made there from.

On March 31, 2014 IIM Global was able to raise $600,000.00 in capital as a six month bridge loan from Penn Investments Inc.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

1

PROSPECTUS SUMMARY

2

SUMMARY OF THE OFFERING

4

RISK FACTORS

6

DETERMINATION OF OFFERING PRICE

14

PLAN OF DISTRIBUTION

14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

18

AND RESULTS OF OPERATIONS

18

OUR BUSINESS

23

MANAGEMENT

28

EXECUTIVE COMPENSATION

31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

34

SELLING SHAREHOLDERS

34

LEGAL MATTERS

36

EXPERTS

36

WHERE YOU CAN FIND ADDITIONAL INFORMATION

37

INDEX TO FINANCIAL STATEMENTS

F-1

IIM GLOBAL CORPORATION

PROSPECTUS

50,573,987 Shares of Common Stock

[   ], 2014

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$4,534
State filing fees	$3,000
Edgarizing fees	$2,500
Transfer agent fees	$5,000
Accounting fees	$35,000
Legal fees	$100,000
Printing	$1,000

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company. The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale. Furthermore, no underwriters participated or effectuated any of the transactions specified below. Also, no underwriting discounts or commissions applied to any of the transactions set forth below. All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Company and/or its officers, directors and affiliates. No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On September 21, 2011, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000.00. Subsequently, on December 20, 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

On September 21, 2011, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00. Subsequently, on December 20, 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

(2) On December 21, 2012, 1,000,000 shares of common stock were issued by the Company to David S. Jones pursuant to a change of control in the Company.

(3) On August 12, 2013, the Company issued 156,603,323 shares of common stock in connection with the Acquisition, as follows:

Shareholder Name	Number of Shares

Multipolaris Corporation	3,200,000
Interpolaris Pte. Ltd.	32,000,000
MP Informatikai Kft.	19,200,000
Thomas Szoke	32,000,000
Thomas Szoke LLC	923,323
WalkThink LLC	14,400,000
Rick Antunes	33,120,000
David S. Jones	19,360,000
Melba Liliana Gonzalez Molina	2,400,000

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 (4) In connection with the Acquisition, the Company issued in September 2013 a total of 149,576 shares in aggregate to David S. Jones and Thomas Szoke, LLC relating to previous shares to be provided to these holders in settlement of accrued payroll liabilities from June 2013.

(5) On September 30, 2013, the Company issued a total of 460,390 common shares to two people to settle approximately $115,000 of accrued liabilities.

(6) From September 30, 2013, the Company issued a total of 1,910,000 shares of common stock, as follows:

Shareholder Name	Number of Shares

Jon Melzer	250,000
Eric Katz	40,000
Danny Katz	60,000
Luis Barroso	60,000
Douglas W. Solomon	1,500,000

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

2.1++

Agreement and Plan of Reorganization

3.1+

Certificate of Incorporation

3.2+

By-laws

5.1+++

Opinion of Counsel on legality of securities being registered

10.1+++

Assignment of Patents

10.2+++

Assignment of Patents

10.3+++

Assignment of Patents

10.4+++

Employment Agreement of David Jones

10.5+++

Employment Agreement of Douglas Solomon

10.6+++

Employment Agreement of Thomas Szoke

10.7+++

Promissory Note

10.8+++

Flextronics Manufacturing Services Agreement

10.9+++

Agreement with Tiber Creek Corporation

10.10+++

Adjusted Compensation Agreement David S. Jones through September 30, 2013

10.11+++

Adjusted Compensation Agreement David S. Jones from October 1, 2013

10.12+++

Agreement extending due date of $600,000 Penn Investments Note

10.13+++

Agreement extending due date of $310,000 Penn Investments Note

10.14+++

Promissory Note for $20,000 payable to Penn Investments*

10.15+++

Promissory Note for $180,000 payable to Penn Investments*

23.1*

Consent of Accountants

23.2+++

`

Consent of Attorney (as part of Exhibit 5.1)

99.1+++

Power of Attorney (contained on the signature page of the Post-Effective Amendment No. 1 as filed on September 8, 2014)

Attached as Exhibits 101 to this registration statement are the following financial statements (i) from the Quarterly Report on Form 10-Q for the period ended June 30, 2014 unaudited condensed consolidated financial statements for the three and six months ended June 30, 2014 and 2013 formatted in XBRL; and (ii) from the Annual Report on Form 10-K for the year ended December 31, 2013 consolidated financial statements for the years ended December 31, 2013 and 2012 formatted in XBRL.  In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this registration statement shall be deemed furnished and not filed.

____________________

*

Filed herewith

+

Previously filed on Form 10-12G on November 9, 2011 (File No.: 000-54545) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

++

Previously filed on Form 8-K on August 13, 2013 (File No.: 000-54545) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

+++

Previously filed.

Item 17. Undertakings

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The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 1 5 , 2014.

IIM GLOBAL CORPORATION

By:

/s/ Douglas Solomon

Title: Chief Executive Officer and President (Principal Executive Officer), Treasurer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Douglas Solomon	Director, Chief Executive Officer, President (Principal Executive Officer) and Treasurer (Principal Financial and Accounting Officer)	September 15 , 2014
Douglas Solomon

/s/ *	Director	September 15 , 2014
Andras Vago

/s/ Thomas Szoke	Chief Operating Officer, Director	September 15 , 2014
Thomas Szoke

/s/ *	Director	September 15 , 2014
Haraldo Artmann

_/s * _____	Director	September 15 , 2014
David S. Jones

/s/ *

By: Douglas Solomon, Attorney-in-Fact

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